Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

HWN, INC.

and

INNO4 LLC

dated as of

June 27, 2024

TABLE OF CONTENTS

Appendix A	Definitions

Exhibit A	Allocation Schedule
Exhibit B	Escrow Agreement
Exhibit C	RWI Policy

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 27, 2024, is entered into by and among HWN, Inc., a Delaware corporation (“Seller”) and INNO4 LLC, a Delaware limited liability company (“Buyer”). Appendix A contains definition of certain initially capitalized terms used in this Agreement.

RECITALS

WHEREAS, Seller is in the business of providing a variety of on-site and remote services for technology infrastructure, including planning, installation, project management and ongoing support for break/fix services (the “Business”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s rights, title and interest in and to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets free and clear of any mortgage, lien, option, security interest, pledge, deed of trust, easement or right of use, servitude, right of way, conditional sales contract, encroachment, restriction on transferability or other claim, charge or encumbrance of a similar nature (“Encumbrances”). “Purchased Assets” means the following business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business, wherever situated, real or personal, tangible or intangible, whether or not reflected on the Books and Records of Seller:

(a) the fixed assets (the “Fixed Assets”) listed on Schedule 1.01(a) of the disclosure schedules attached hereto (the “Disclosure Schedules”);

(b) each contract listed on Schedule 1.01(b) attached hereto (the “Purchased Contracts”), which exclusively relates to the Business and those client contracts and leases as set forth thereon, including all rights, benefits, deposits, claims or causes of action with respect to the Purchased Contracts;

(c) all work in progress with respect to services provided by Seller;

(d) all (i) accounts receivable and unbilled receivables from the Purchased Contracts and (ii) the Assigned SOWs (as hereinafter defined) that primarily relate to the Business, as set forth on Schedule 1.01(d);

(e) the permits, registrations, approvals, consents, authorizations, licenses, variances, and permissions that primarily relate to the Business as listed on Schedule 1.01(e) (“Permits”), to the extent transferable under applicable Legal Requirements;

(f) tangible personal property (whether as owner, lessor, lessee or otherwise) that primarily relate to the Business, including, without limitation, all machinery, equipment, instruments, tools, furniture, office equipment, computer workstations (inclusive of all computers, monitors, keyboards, mouses, connection cables, docking stations, servers, or any other computer related items currently used or accessed by employees or contractors), (the “Tangible Personal Property”);

(g) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds;

(h) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or to the extent affecting any of the Purchased Assets;

(i) books, records, information, lists, documents, plans, policies, and files of Seller relating to the Business, and Tax Returns relating solely to the Business (the “Books and Records”), including, without limitation, with respect to current, former and prospective customers and clients;

(j) the statements of work listed on Schedule 1.01(j) (the “Assigned SOWs”) governed by the Crossover Contracts (as hereinafter defined), including all rights, benefits, deposits, claims or causes of action with respect to the Assigned SOWs;

(k) Seller’s Intellectual Property that primarily relates to the Business (as defined below); and

(l) the goodwill and other intangible assets associated with the Seller’s Business, including the goodwill associated with the Intellectual Property of Seller’s Business.

Notwithstanding anything the contrary herein, Buyer is not a successor in interest to Seller and nothing in this Section 1.01 shall obligate Buyer to assume any liability, whether or not related to the Purchased Assets or otherwise, unless Buyer expressly assumes such liability pursuant to the terms and conditions of Section 1.03.

Section 1.02 Excluded Assets. Notwithstanding anything in Section 1.01 to the contrary, the Purchased Assets shall exclude any assets of Seller that are not Purchased Assets (collectively, the “Excluded Assets”). For the avoidance of doubt, each contract listed on Schedule 1.02 attached hereto that offers both network managed services and cybersecurity-related services (the “Crossover Contracts”) shall be considered Excluded Assets. The Crossover Contracts will remain Sellers’ assets and be serviced and invoiced by Seller.

Section 1.03 Assumed Liabilities. At the Closing, Buyer shall assume and be liable for and to pay, perform and discharge when due, only:

(a) those liabilities related to the Purchased Assets arising on or after the Effective Time, but solely to the extent such relate to actions, activities and events that occur after the Effective Time,

(b) the obligations of Seller under the Purchased Contracts and the Assigned SOWs arising on or after the Effective Time, but solely to the extent such relate to actions, activities and events that occur after the Effective Time (other than any liability arising out of or relating to a breach or default that occurred prior to the Effective Time),

(c) Seller’s trade accounts payable set forth on Schedule 1.03(c) attached hereto;

(d) contract liabilities and deferred revenue, as defined under GAAP, as set forth on Schedule 1.03(d), related to the Business that would be expected to be reflected on Seller’s financial statements in accordance with GAAP; and

(e) Seller’s payroll- or employee-based liabilities, if any, set forth on Schedule 1.03(e).

(collectively, the “Assumed Liabilities”), but only to the extent the existence of such liabilities or the particular facts and circumstances that give rise to such liabilities do not or would not constitute a breach of any of Seller’s representations and warranties hereunder or otherwise give rise to a claim for indemnification by Buyer hereunder. For the avoidance of doubt, the Assumed Liabilities specifically exclude Excluded Taxes.

Section 1.04 Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer is not assuming or agreeing to be liable for, or agreeing to pay, perform or discharge any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether or not currently existing or hereinafter created, and whether or not arising out of or relating to the Purchased Assets or Seller’s business, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall at and after the Closing Date remain the sole and exclusive responsibility of Seller. Without limiting the generality of the foregoing, and unless included in the Assumed Liabilities, the Excluded Liabilities shall include any liabilities arising out of or relating to:

(a) Seller’s ownership and use of the Purchased Assets and operation of the business prior to the Effective Time;

(b) Seller’s employment of any past, current or future employment or independent contractor relationship of Seller, including, without limitation, payroll taxes, social security taxes, any liabilities associated with any claims for wages or other bonuses, benefits (including, without limitation, liabilities for workmen’s compensation or other employment-based claims and liabilities on account of maintenance and termination of any employee benefit plan), paid leave, severance payments due pursuant to contract or applicable laws, termination, taxes or compensation associated with misclassification of independent contractors or employees, or other payments;

(c) any debts, obligations or liabilities under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar employee plans or arrangements, or under any policies, handbooks, or custom or practice, or any employment agreements, whether express or implied, applicable to any of Seller’s employees at any time through and including the Closing Date;

(d) the Excluded Assets and, for avoidance of doubt, the Crossover Contracts;

(e) the Purchased Contracts and the Assigned SOWs to the extent (i) arising in the first instance prior to the Effective Time, or (ii) arising after the Effective Time but relating to a breach of a Purchased Contract by Seller prior to the Effective Time;

(f) accounts payable to any suppliers, vendors and customers of Seller, including credit card payables and accrued expenses, whether or not due prior to the Closing Date;

(g) all liabilities in respect of any products sold and/or services performed by Seller before the Effective Time;

(h) all environmental costs and liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Seller of (A) the Business on or prior to the Effective Time, (B) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller or (ii) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Seller prior to and through the Closing Date;

(i) the Excluded Taxes;

(j) all liabilities arising out of, under or in connection with any Indebtedness (as defined below) and Transaction Expenses of Seller not fully paid on the Closing Date (including without limitation all liabilities or obligations relating to any PPP loan or any other loan under the COVID Relief Acts) or not included in the computation of the Purchase Price;

(k) all liabilities in respect of any pending or threatened Action, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the business to the extent such Action or claim relates to such operation on or prior to the Closing Date, (ii) any Excluded Asset, or (iii) any employee of Seller not offered employment by Buyer prior to the Closing;

(l) all liabilities relating to any dispute with any client or customer of the business existing as of the Effective Time or based upon, relating to or arising out of events, actions, or failures to act prior to the Effective Time;

(m) Seller’s non-compliance with any applicable Legal Requirement;

(n) any breach of warranty or similar claim relating to services provided by Seller prior to the Effective Time; and

(o) any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

Section 1.05 Cash Purchase Price.

(a) Cash Purchase Price. The total consideration for the Purchased Assets to be paid by Buyer on the Closing Date shall be an aggregate cash purchase price of Eleven Million Two Hundred Thousand Dollars ($11,200,000), subject to the conditions and adjustments as provided in this Agreement (the aggregate amount actually paid by Buyer shall be referred to herein as the “Closing Payment”).

(b) Estimated Indebtedness. On behalf of Seller, and at the direction of Seller, Buyer shall deliver payment to the appropriate parties in respect of the Estimated Indebtedness of Seller as of immediately prior to the Closing, if any, pursuant to payoff letters or invoices delivered by such parties to Buyer and Seller or otherwise, in form and substance reasonably satisfactory to Buyer and Seller.

(c) Estimated Transaction Expenses. On behalf of Seller, and at the direction of Seller, Buyer shall deliver payment by wire transfer or delivery of other immediately available funds to the accounts designated by the applicable payees to the appropriate parties in respect of the Estimated Transaction Expenses, pursuant to payoff letters or invoices delivered by such parties to Buyer and Seller, in form and substance reasonably satisfactory to Buyer and Seller, which amounts will be estimated to satisfy in full any monies owed by the Seller in connection with the transactions contemplated in this Agreement. Amounts paid on behalf of Seller pursuant to this Section 1.05(c) shall be deemed made immediately prior to the Closing by Seller for all purposes of this Agreement.

Section 1.06 Adjustments.

(a) Definitions. The following terms shall have the following meanings:

(i) “Accounting Principles” means GAAP, as in effect as of the Effective Time but as modified by the GAAP Deviations, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Financial Statements.

(ii) [Reserved]

(iii) “Cash on Hand” means as of any time the aggregate cash balance of Seller on hand or in transit, in the Operating Bank Accounts, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term liquid investments and all other cash equivalents, and third party checks deposited or held in the accounts of Seller that have not yet cleared, in each case as of such time; provided, however, that Cash on Hand shall be reduced by the amount of all outstanding checks on draft of Seller that are issued or outstanding at such time.

(iv) “Closing Cash on Hand” means zero Dollars ($0).

(v) “Closing Date” means the date of this Agreement.

(vi) “Closing Indebtedness” means, without duplication, the obligations of Seller outstanding and unpaid immediately prior to the Effective Time (excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities, and excluding any indemnification or contingent obligations not then owing) under any Indebtedness.

(vii) “Closing Transaction Expenses” means Transaction Expenses that remain unpaid as of immediately prior to the Effective Time.

(viii) “Closing Working Capital” means Working Capital as of the Effective Time.

(ix) “Current Assets” means those assets identified as being included in the calculation of the Target Closing Working Capital set forth on Schedule 1.06(a)(ix). For the avoidance of doubt, “Current Assets” shall exclude Cash on Hand, Tax assets and all Excluded Assets, except as otherwise set forth on Schedule 1.06(a)(ix).

(x) “Current Liabilities” means those liabilities identified as being included in the calculation of the Target Closing Working Capital set forth on Schedule 1.06(a)(x). For the avoidance of doubt, “Current Liabilities” shall exclude (A) all Closing Indebtedness, (B) the Transaction Expenses of Seller paid at or prior to the Closing, (C) all Tax liabilities, and (D) all Excluded Liabilities, except as otherwise set forth on Schedule 1.06(a)(x).

(xi) “Effective Time” means 11:59 p.m. (Wilmington, Delaware time) on the Closing Date.

(xii) “GAAP”, as used throughout this Agreement, means United States generally accepted accounting principles, consistently applied.

(xiii) “GAAP Deviations” means those accounting principles historically and consistently employed by Seller which deviate from GAAP and have been disclosed to Buyer, as set forth on Schedule 1.06(a)(xiii).

(xiv) “Indebtedness” of any Person means (i) any liability of any Person (A) for borrowed money (including the current portion thereof), or (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (C) evidenced by a bond, note, debenture or similar instrument (including a money purchase obligation), or (D) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, (E) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, (F) under interest swap, hedging or similar agreements or (G) the aggregate amount of all accounts payable that is ninety (90) days or greater past due; (ii) any liability of others described in the preceding clause (i) that such Person has guaranteed, that is recourse to such Person or any of its assets or that otherwise is its legal liability or that is secured in whole or in part by the assets of such Person, (iii) any Excluded Taxes, or (iv) such debt-like items set forth on Schedule 1.06(a)(xiv). For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness.

(xv) “Target Closing Working Capital” means One Million Four Hundred Ninety Eight Thousand Six Hundred Ninety Seven Dollars ($1,498,697).

(xvi) “Transaction Expenses” means: (i) all unpaid costs, fees and expenses of outside professionals incurred by Seller of which any party other than Seller has agreed to pay relating to the preparation, negotiation and execution of this Agreement and the Ancillary Transaction Documents, and the performance and consummation of the transactions contemplated thereby, including, but not limited to, any legal or other advisor expenses, expenses or fees in connection with any third-party consents (including any additional amounts of security deposits required in connection therewith), (ii) any sale bonuses, change in control bonuses, transaction bonuses, retention bonuses or other similar payments (including any employer portion of employment or payroll Taxes with respect thereto) that become payable to any current or former director, manager, officer, employee, contractor, consultant or agent upon, and as a result of, the consummation of the transactions contemplated hereby (whether alone or together with another event (which for the avoidance of doubt, excludes events resulting from an action by Buyer after Closing)) and that arise as a result of an agreement, plan, contract or other arrangement entered into by or on behalf of Seller prior to the Closing or are otherwise incurred by or on behalf of Seller and which any other party other than Seller has agreed to pay on Seller’s behalf; (iii) any special payments of any kind or deferred compensation that become payable as a result of the consummation of the transactions contemplated hereby to Seller or any friend, family member or Affiliate of Seller arising from any an agreement, plan, contract or other arrangement, whether written or oral, entered into by or on behalf of Seller prior to the Closing; (iv) fifty percent (50%) of the RWI Policy Expenses; and (v) fifty percent (50%) of the Escrow Agreement Expenses.

(xvii) “Working Capital” means the Current Assets minus the Current Liabilities.

(b) Closing Adjustment.

(i) At least three (3) Business Days prior to the Closing Date, Seller shall provide a statement (the “Estimated Closing Statement”) setting forth Seller’s estimated balance sheet of the Business as of the Effective Time, prepared in according with the Accounting Principles, and Seller’s good-faith estimate of each of the following:

(A) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”);

(B) the Closing Indebtedness (the “Estimated Closing Indebtedness”);

(C) the Closing Cash on Hand (the “Estimated Closing Cash on Hand”); and

(D) the Closing Working Capital (the “Estimated Closing Working Capital”).

(ii) Upon the terms and subject to the conditions set forth in this Agreement, the Closing Payment paid by the Buyer to Seller on the Closing Date shall be (a) increased by the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, (b) decreased by the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital, (c) decreased by the Estimated Closing Indebtedness, (d) decreased by the Estimated Closing Transaction Expenses, and (e) increased by the Closing Cash on Hand (the amount actually paid to Seller pursuant to this Section 1.06(b)(ii), the “Purchase Price”).

(iii) In no event will any amount included in the calculation of: (x) Estimated Transaction Expenses, Estimated Closing Indebtedness, Estimated Closing Cash on Hand or Estimated Closing Working Capital, on the one hand, or (y) Closing Transaction Expenses, Closing Indebtedness, Closing Cash on Hand or Closing Working Capital, on the other, be included in any such other calculations within such subsections (x) and (y) to the extent doing so would result in double counting.

(c) Preparation of Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Closing Statement”) that shall include a balance sheet of Seller as of the Effective Time prepared in accordance with the Accounting Principles and a good-faith calculation of the following and a statement of the Net Adjustment Amount:

(i) the Closing Transaction Expenses;

(ii) the Closing Indebtedness;

(iii) the Closing Cash on Hand;

(iv) the Closing Working Capital

(d) Acceptance of Statement; Dispute Procedures.

(i) During the thirty (30) day period following Buyer’s delivery of the Closing Statement to Seller (the “Review Period”), Buyer shall provide Seller reasonable access to the relevant books and records and employees of Buyer as needed for the purpose of facilitating Seller’s review of the Closing Statement. The Closing Statement shall become final and binding at the end of the last day of the Review Period, unless prior to the end of the Review Period, Seller delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any and all items in dispute as to the amounts set forth in the Closing Statement. Seller shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in a Notice of Disagreement provided prior to the end of the Review Period. In the event that the Closing Statement or the Notice of Disagreement is not received by the intended recipient party by the respective deadline as set forth in this Section 1.06, the intended recipient party shall provide prompt notice to the delivering party via electronic mail that such deliverable has not been received and such delivering party shall have twenty-four (24) hours from receipt of such notice to cure and make such delivery and if delivery is made within such twenty-four (24) hour period, the original deadline shall be deemed to have been complied with.

(ii) During the thirty (30) day period following delivery of a Notice of Disagreement by Seller to Buyer (the “Resolution Period”), such parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between Seller and Buyer within the Resolution Period shall be final and binding on the parties for all purposes hereunder (absent fraud). If Seller and Buyer have not resolved all such differences by the end of the Resolution Period, Seller and Buyer shall submit, in writing, such differences to the Arbiter. The “Arbiter” shall be Grant Thornton LLP, who is an expert in accounting for businesses that are similar to the Business or, in the event not available or not a Neutral Accounting Firm, a Neutral Accounting Firm selected by mutual agreement of Buyer and Seller; provided, however, that: (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on a Neutral Accounting Firm to act as the Arbiter, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Arbiter, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Arbiter. A “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any party, or any Affiliate of either, and has not done so within the three (3) year-period prior thereto; provided, however, that the Arbiter shall not be deemed to not be a Neutral Accounting Firm to the extent any prior engagement was in a similar capacity to such Arbiter’s role as set forth in this Section 1.06(d)(ii).

(iii) The parties shall arrange for the Arbiter to agree in its engagement letter to act in accordance with this Section 1.06(d)(iii). Each party shall present a brief to the Arbiter (which brief shall also be concurrently provided to the other party) within thirty (30) days of the appointment of the Arbiter detailing such party’s views as to the correct nature and amount of each item remaining in dispute from the Notice of Disagreement (and for the avoidance of doubt, no party may introduce a dispute to the Arbiter that was not originally set forth on the Notice of Disagreement). Within thirty (30) days of receipt of the brief, the receiving party may present a responsive brief to the Arbiter (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Arbiter (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (and speak) at such presentation), within forty-five (45) days of the appointment of the Arbiter. The Arbiter shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. The Arbiter shall consider only those items and amounts in Seller’s and Buyer’s respective calculations that are identified as being items and amounts to which Seller and Buyer have been unable to agree. In resolving any disputed item, the Arbiter may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. In resolving any disputed item, the Arbiter shall look solely to the definitions set forth in this Agreement, including the definitions of Closing Working Capital, Cash on Hand, Transaction Expenses and Indebtedness. The Arbiter shall make a written determination within sixty (60) days of its appointment as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest error, and such final determination by the Arbiter shall not be subject to court review or otherwise appealable. The fees and expenses of the Arbiter and of any enforcement of the determination thereof, shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Arbiter, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Arbiter at the time the determination of such firm is rendered on the merits of the matters submitted.

(e) Adjustment and Payment. Upon a final determination of the amounts set forth in the Closing Statement pursuant to this Section 1.06, the Purchase Price shall be adjusted by an amount (the “Net Adjustment Amount”), which shall equal zero (0):

(i) minus, the amount, if any, by which the Closing Transaction Expenses exceed the Estimated Closing Transaction Expenses;

(ii) plus, the amount, if any, by which the Estimated Closing Transaction Expenses exceed the Closing Transaction Expenses;

(iii) minus, the amount, if any, by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness;

(iv) plus, the amount, if any, by which the Estimated Closing Indebtedness exceeds the Closing Indebtedness;

(v) minus, the amount, if any, by which the Estimated Closing Cash on Hand exceeds the Closing Cash on Hand;

(vi) plus, the amount, if any, by which the Closing Cash on Hand exceeds the Estimated Closing Cash on Hand;

(vii) minus, the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital; and

(viii) plus, the amount, if any, by which the Closing Working Capital exceeds the Estimate Closing Working Capital.

(f) If the Net Adjustment Amount is positive, Buyer shall pay the Net Adjustment Amount to Seller. If the Net Adjustment Amount is negative, Seller shall pay to Buyer the Net Adjustment Amount as provided in this Section 1.06(f). Within five (5) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 1.06(f), Buyer and Seller shall jointly instruct the Escrow Agent to distribute (i) the Net Adjustment Amount to Buyer or to Seller, as appropriate, and (ii) the balance of the Working Capital Escrow Amount, if any, to Buyer, by wire transfer of immediately available funds from the Working Capital Escrow Account to such account or accounts as may be designated in writing by the party entitled to such payment in the joint instructions to the Escrow Agent. In the event any payments from Seller are not made in accordance with the provisions of this Section 1.06(f), Buyer shall have the right, at its sole option, to offset any such unpaid amounts against the Indemnity Escrow Amount.

(g) Any payments made pursuant to this Section 1.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by a change in Legal Requirements after the date hereof, a closing agreement with an applicable Tax Authority or a final judgment of a court of competent jurisdiction.

(h) The dispute resolution provisions of this Section 1.06 will not apply to, and the scope of the Accounting Expert’s authority herein will not extend to, any dispute of the parties relating to the interpretation, breach or enforcement of any other provision of this Agreement.

(i) The rights or remedies of either party against the other party in respect of a breach of any representations or warranties contained in this Agreement shall not be prejudiced by any adjustment made pursuant to this Section 1.06; provided, however, in no event shall Buyer or Seller be entitled to any duplicative recovery as a result of the rights and remedies afforded herein.

(j) Buyer and Seller will, and will use their respective commercially reasonable efforts to cause their respective accountants to, cooperate and assist as requested in the preparation of the Closing Statement by the other party and the Arbiter, including making available, to the extent necessary, books, records, work papers and personnel.

Section 1.07 Performance Escrow.

(a) Within forty-five (45) days after the end of the Performance Period, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Performance Statement”) setting forth its good faith calculation of the gross revenue of the Business, which shall be calculated in accordance with GAAP, during the Performance Period (the “Performance Revenue”). Following the delivery of the Performance Statement to Seller, Buyer shall afford Seller and its Representatives access to the underlying records and documentation as are reasonably necessary in connection with Seller’s review of the Performance Statement. If within ten (10) days following delivery of the Performance Statement to Seller, Seller has not delivered a written objection notice to Buyer setting forth in reasonable detail the reasons for which Seller does not agree with the calculations set forth in the Performance Statement, such Performance Statement shall be deemed final and binding on Buyer and Seller. If Seller timely delivers an objection notice within such ten (10) day period in conformity with this Section 1.07, then Seller and Buyer shall endeavor in good faith to resolve the objections. If the objections cannot be resolved after good faith negotiations for a period of ten (10) days after Seller’s delivery of the objection notice, the remaining disputes shall be resolved in accordance with Section 1.06(d). Within five (5) Business Days of final determination of the Performance Revenue, Buyer and Seller shall jointly instruct the Escrow Agent to distribute: (i) the Performance Escrow Amount to Seller, in the event the Performance Revenue is greater than or equal to Three Million Seven Hundred Fifty Six Thousand Six Hundred Seventy Five Dollars ($3,756,675) (the “Performance Revenue Target”), (ii) 50% of the Performance Escrow Amount to Seller and 50% of the Performance Escrow Amount to Buyer in the event the Performance Revenue is greater than or equal to Three Million Dollars ($3,000,000) but less than the Performance Revenue Target, or (iii) the Performance Escrow Amount to Buyer, in the event the Performance Revenue is less than Three Million Dollars ($3,000,000).

(b) Buyer shall have sole discretion with regard to all matters relating to the operation of the Business post-Closing; provided, however, that Buyer agrees that it will act in good faith and Buyer shall not take any actions or engage in any conduct with the primary purpose of preventing the Performance Revenue Target from being achieved, including, but not limited to, shifting business away from the Business with the primary intent of hindering or diminishing achievement of the Performance Revenue Target.

Section 1.08 Allocation of Purchase Price. Buyer and Seller agree to allocate the Purchase Price and other taxable consideration paid by Buyer among the Purchased Assets for all Tax purposes in accordance with the schedule attached hereto as Exhibit A (the “Allocation Schedule”). Buyer and Seller each agree to file all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule, unless otherwise required pursuant to a change in Legal Requirements after the date hereof, a closing agreement with an applicable Tax Authority or a final judgment of a court of competent jurisdiction.

Section 1.09 Withholding Tax. Seller shall be liable for any withholding Taxes payable in connection with the acquisition of the Purchased Assets and from any payments made pursuant to this Agreement or any Ancillary Transaction Document.

ARTICLE II
CLOSING

Section 2.01 Closing. The consummation of the transactions contemplated hereby (the “Closing”) is to take place remotely by means of facsimile, electronic mail or other electronic transmission effective as of 11:59:59 p.m. (local Eastern Time) on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.02 Closing Deliverables.

(a) Prior to or at the Closing, Seller shall deliver to Buyer the following unless otherwise waived by Buyer in writing:

(i) [reserved]

(ii) a bill of sale and assignment and assumption agreement in form and substance reasonably satisfactory to Buyer, duly executed by Seller effecting the transfer, assignment to and assumption by Buyer of the Purchased Assets (including the Purchased Contracts and the Assigned SOWs) (the “Bill of Sale and General Assignment Agreement”);

(iii) [reserved];

(iv) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller (the “Seller Certificate”) certifying as to (A) the resolutions of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(v) the consents, waivers, approvals, authorizations, notices, or filings set forth on Schedule 2.02(a)(v) attached hereto;

(vi) an agreement whereby World Wide Technology, Inc. (“WWT”) agrees that the Assigned SOWs shall be governed by that certain Master Subcontract Agreement, dated April, 2017, by and between WWT and Buyer, in form and substance reasonably satisfactory to Buyer, executed by Seller and WWT (the “Tri-Party Assignment”).

(vii) payoff letters and appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by Buyer evidencing extinguishment of all Indebtedness of Seller related to the Business and all Encumbrances in the Purchased Assets related thereto to the extent directed by Buyer or its lenders;

(viii) [reserved];

(ix) the Escrow Agreement, duly executed by Seller;

(x) an IRS Form W-9, properly completed and executed by Seller;

(xi) a consulting agreement, dated the date hereof, by and between Mark Porter and Buyer (the “Consulting Agreement”), duly executed by Mark Porter;

(xii) a transition services agreement (the “TSA”), dated as of the date hereof and duly executed by Seller; and

(xiii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) Prior to or at the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Payment;

(ii) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer (the “Buyer Certificate”) certifying as to (A) the resolutions of the board of managers (or equivalent) of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and

(iii) the Bill of Sale and General Assignment Agreement, duly executed by Buyer;

(iv) [reserved];

(v) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(vi) evidence reasonably satisfactory to Seller that the RWI Policy has been bound;

(vii) the Tri-Party Assignment, acknowledged and agreed to by Buyer;

(viii) the Consulting Agreement, duly executed by Buyer;

(ix) the TSA, duly executed by Purchaser or its Affiliate; and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Section 2.03 Escrow. At the Closing, Buyer shall transmit (i) Three Hundred Thousand Dollars ($300,000) (the “Working Capital Escrow Amount”), to be deposited in an account designated by the Escrow Agent (the “Working Capital Escrow Account”), to satisfy any post-closing adjustment obligations of Seller pursuant to Section 1.06, (ii) Seventy Five Thousand Dollars ($75,000) (the “Indemnity Escrow Amount”), to be deposited in an account designated by the Escrow Agent (the “Indemnification Escrow Account”), to satisfy any post-closing indemnification obligations of Seller pursuant to Article VI and (iii) Two Hundred Fifty Thousand Dollars ($250,000) (the “Performance Escrow Amount”), to be deposited in an account designated by the Escrow Agent (the “Performance Escrow Account,” and together with the Working Capital Escrow Account and the Indemnification Escrow Account, the “Escrow Accounts”), each by wire transfer of immediately available funds, to CIBC Bank USA f/k/a The PrivateBank and Trust Company (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Accounts shall be interest-bearing accounts. All fees and costs associated with the Escrow Agreement and the Escrow Agent (the “Escrow Agreement Expenses”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. To the extent there is any conflict between this Agreement and the Escrow Agreement in respect of the mechanics for distribution of the Working Capital Escrow Amount or the Indemnity Escrow Amount, the terms of the Escrow Agreement will control.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of Mark Porter, Bill Thompson and Curt Smith after due inquiry.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts business, so as to require such qualification. Schedule 3.01 of the Disclosure Schedule sets forth a correct and complete list of (i) each jurisdiction in which Seller is qualified or authorized to do business and (ii) the directors, managers, stockholders, members and officers of Seller. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Other than as set forth in Schedule 3.01 of the Disclosure Schedule, Seller (i) does not nor has ever had any Subsidiaries or Affiliates (or otherwise control any Person), (ii) does not own any equity securities or other ownership interest of any other Person; (iii) does not have any investments in, or hold any interest, directly or indirectly, in, any Person; nor (iv) have any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Transaction Documents, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, bylaws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) except to the extent set forth in Schedule 3.02, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except to the extent set forth in Schedule 3.02, no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Purchased Assets. Seller owns and has good and valid title to, or a valid leasehold interest in, each of the Purchased Assets free and clear of any Encumbrances. Except as set forth on Schedule 3.03, Seller does not have any right, title or interest to or in any other asset primarily utilized in the Business. The tangible Purchased Assets are free from defects and are in good operating condition and repair (subject to normal wear and tear), have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used. Any and all Encumbrances on any of the Purchased Assets have been paid in full and released prior to or on the Closing Date. Except as set forth on Schedule 3.03, the Purchased Assets constitute all of the assets, properties and rights primarily used in or held for use in the Business and are sufficient for Buyer to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business, as it has been conducted by Seller. Except as set forth on Schedule 3.03, upon the Closing, no other Person will have any rights, title or interest in any assets, properties, or rights primarily used or held for use in the Business. None of the Purchased Assets are located or used outside of the United States of America.

Section 3.04 Fixed Assets; Tangible Personal Property. Seller owns and has good and valid title to the Fixed Assets and the Tangible Personal Property. The Bill of Sale and General Assignment Agreement conveying the Fixed Assets and the Tangible Personal Property has been validly executed by the Seller. The Fixed Assets and the Tangible Personal Property are in good operating condition and repair, ordinary wear and tear excepted, are adequate and suitable for their current and contemplated uses and for the continued operation of the Business of Seller consistent with past practice in the ordinary course of business, and have been maintained and repaired in a commercially reasonable manner. Except to the extent set forth in Schedule 3.04, none of such Fixed Assets are currently, or to Seller’s knowledge, will be in the next twelve (12) months, in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Schedule 3.04, the Fixed Assets and the Tangible Personal Property constitute all of the tangible assets primarily used in or necessary for Seller to conduct the Business as it was conducted immediately prior to the Closing.

Section 3.05 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trade names, trademarks, service marks, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers, including all applications and registrations therefor and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; (vi) software programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (vii) other intangible or intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing); and (viii) any licenses, arrangements, and other agreements related to any of the foregoing.

(b) Schedule 3.05(b)(i) sets forth a complete list and description of the Intellectual Property that is included in the Purchased Assets (the “Seller Intellectual Property”). Schedule 3.05(b)(ii) sets forth a complete list of all Intellectual Property licensed by Seller from a third party that is currently used in the Business (the “Licensed Intellectual Property”).

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein would reasonably be expected to result in (i) the loss or impairment of the right of Seller to license or use any of the Licensed Intellectual Property, or (ii) the requirement to pay any additional consideration for the right to license or use any of the Licensed Intellectual Property.

(d) Seller exclusively owns all right, title and interest in and to Seller Intellectual Property, free and clear of all Encumbrances, and all registered Seller Intellectual Property is valid, subsisting, and in full force and effect, and has not been cancelled, expired or abandoned.

(e) The Seller Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property necessary and sufficient for Buyer to conduct the business of Seller from and after the Closing Date without interruption and in the ordinary course of business, as it has been conducted by Seller.

(f) No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Seller Intellectual Property, and Seller and its affiliates have not made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

(g) Seller’s prior and current use of the Purchased Assets and the operation of Seller’s business, including the use, reproduction, modification, distribution, licensing, sublicensing, sale, offering for sale, or other exploitation of any of Seller’s products or services, have not, do not and will not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity.

(h) There are no claims pending or threatened by any person or entity (i) challenging the validity, effectiveness or ownership by Seller of any Seller Intellectual Property, or (ii) that Seller’s prior and current use of the Purchased Assets and the operation of Seller’s business infringe, or will infringe on, any third-party Intellectual Property, nor are there any valid grounds for any bona fide claim of any such kind.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result in (i) the loss or impairment of right of Seller to own, license or use any of Seller Intellectual Property or Licensed Intellectual Property, or (ii) the requirement to pay any additional consideration for the right to own, license or use any of Seller Intellectual Property or Licensed Intellectual Property.

(j) Except as set forth on Schedule 3.05(j), Seller has secured from all current and former employees, consultants, contractors, and other persons and entities who have created any portion of, or otherwise have any rights in or to, any Seller Intellectual Property, valid and enforceable written assignments to Seller of all such persons’ and entities’ contribution and rights therein. No Seller Intellectual Property is jointly owned by a third party.

(k) Seller has taken commercially reasonable steps to protect its rights in the trade secrets or confidential information of its business. Seller has obtained legally binding, written agreements from all employees and third parties with whom Seller has shared trade secrets or confidential proprietary information that require such employees and third parties to keep such information as confidential.

Section 3.06 [Reserved].

Section 3.07 Financial Statements.

(a) Seller has delivered to Buyer true, correct and complete copies of (i) its audited financial statements, consisting of the balance sheet of Seller as of December 31st of each of the years 2023, 2023 and 2021, together with the related compiled statements of income for such periods (collectively, the “Annual Statements”); and (ii) the balance sheet and interim statement of income of Seller for the five-month period ended May 31, 2024 (the “Interim Statements”). The Interim Statements and the Annual Statements are referred to as the “Financial Statements.” The Financial Statements have been prepared on an accrual basis and fairly present in all material respects the financial condition and the results of operations of the business relating to the Purchased Assets and Seller, as at the respective dates of, and for the periods referred to in, such Financial Statements, and have been reviewed by the management of Seller in accordance with GAAP on a consistent basis throughout the periods to which they relate.

(b) The Financial Statements were derived from the Books and Records of Seller. All books, records and accounts of Seller are accurate and complete and have been prepared in accordance with good business practice and applicable Legal Requirements. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that all transactions: (i) are executed in accordance with management’s general or specific authorization, and (ii) are recorded as necessary to permit the preparation of financial statements on a consistent basis and to maintain accountability for the Purchased Assets.

(c) There are no significant deficiencies or weaknesses in the design or operation of Seller’s internal controls that adversely affect the ability of Seller to record, process, summarize and report financial information. There has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties that involves management of Seller.

(d) Since December 31, 2023 (the “Financial Position Date”), Seller has conducted its business in the ordinary course consistent with past practices and there has not been any material adverse change in the liabilities or financial condition of Seller, nor has there been any event, change, effect or circumstance, individually or in the aggregate, that is reasonably expected to cause Seller to suffer a Material Adverse Effect. Since the Financial Position Date, Seller has not incurred any material liabilities other than in the ordinary course of business.

(e) Seller does not have any liabilities as of the date hereof that would be required to be reflected on a balance sheet of Seller that is prepared in accordance with GAAP other than those (i) specifically reflected on and fully reserved against in the Financial Statements, (ii) incurred in the ordinary course of business since the date of the Interim Statements (none of which is a liability for breach of any Purchased Contract, violation of Legal Requirements, or Action), (iii) relating to the performance under contracts that have not yet been fully performed and under which Seller is not in breach or default and (iv) Transaction Expenses of Seller, to be paid off at the Closing. There are no existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any work performed, sold, or delivered by or on behalf of Seller during the past three (3) years. Seller is not aware of any liability arising out of any injury to Persons or property as a result of the ownership, possession or use of any work performed, sold or delivered by or on behalf of Seller. To Seller’s knowledge, there is no basis for any present or future Action against Seller giving rise to any liability, arising out of any injury to any Person, entity or property as a result of the ownership, possession or use of work performed, sold or delivered by Seller. All amounts owed by Seller to any current or former equity holders of Seller have been paid in full at or prior to the Closing Date and there are no remaining obligations or liabilities of Seller with respect thereto.

Section 3.08 Taxes. Seller has timely filed or has caused to be timely filed all Tax Returns that are or were required to be filed by it (taking into account permissible extensions), and has timely paid all Taxes due and payable (whether or not shown on such Tax Returns). All such Tax Returns are complete and correct in all respects. Seller has not received any written notice from any Tax Authority indicating any pending or proposed audit, Action, claim or examination with respect to Taxes of Seller, and no audit, Action, claim, deficiency or assessment is in progress, pending or threatened. No written claim has been made to Seller by a Tax authority or other Governmental Body in a jurisdiction where Sellers does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon any property or asset of Seller, other than Liens for Taxes not yet due and payable. Seller has collected, and remitted all material sales, use, value added, goods and services, ad valorem, personal property and similar Taxes with respect to sales made or services provided in connection with the Business or the Purchased Assets, and has complied with documentation requirements relating to qualifying sales or provision of services as exempt from such Taxes. Seller is not a party to, or the beneficiary of, any Tax exemption, Tax holiday or other Tax reduction in connection with the Business or the Purchased Assets. Seller (a) has not agreed to, or been requested to agree to, any extension or waiver of the statute of limitations applicable to any of their Tax Returns or any Tax assessment or deficiency and (b) is not a party to or has any liability or obligation under any Tax allocation, Tax sharing or Tax indemnification agreement, other than an agreement entered into in the ordinary course of business the primary subject matter of which is not Tax. Seller has not participated in any “reportable transaction” as defined in U.S. Treasury Regulations Section 1.6011-4. There are no Liens for Taxes (other than for Taxes not yet due and payable) on Seller including the Purchased Assets. Taxes imposed on (and payable by) Seller and all Taxes required to be withheld by Seller have been duly, timely and fully reported and paid. Purchaser will not have any successor or transferee liability for Taxes, or liability for Taxes, of Seller or any other Person as a result of the purchase of the Purchased Assets or the Business pursuant to this Agreement. Purchaser will not be liable for the payment of any withholding taxes in connection with the payments made to Seller or any other Person pursuant to this Agreement. Purchaser will not have any liability for Taxes after the Closing Date as a result of Seller taking advantage of any loans, deferrals or programs under the COVID Relief Acts or any similar acts. No Taxes will be payable by Purchaser as a result of the acquisition of the Business or the Purchased Assets, including goodwill, or with respect to the payments made to Seller pursuant to this Agreement. None of the Business nor the Purchased Assets is subject to any agreement or arrangement that is treated as a partnership for tax purposes.

Section 3.09 Material Contracts.

(a) Schedule 3.09(a) of the Disclosure Schedule sets forth each Purchased Contract or Assigned SOW (including amendments, modifications, extensions or renewals thereto) that relate to (each such contract a “Material Contract”):

(i) Indebtedness (or any similar obligation such as a letter of credit or finance lease) relating to the Business or the Purchased Assets, or any guaranty of any obligation for borrowings or performance relating to the Business or the Purchased Assets;

(ii) mortgages, pledges or security agreements or similar arrangements constituting an Encumbrance upon the assets or properties of Seller, in each case granted in connection with the incurrence of Indebtedness;

(iii) the sale or lease of any of the Purchased Assets, or other material assets used in or held for use in the Business, outside of the ordinary course of business (other than this Agreement);

(iv) any contract under which Seller has advanced or loaned any other Person any material amount;

(v) any contract involving aggregate consideration in excess of $100,000 per year and which, in each case, cannot be terminated without penalty by Seller on no more than ninety (90) days’ notice;

(vi) any contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of Seller or (B) Seller has directly or indirectly guaranteed liabilities or obligations of any other Person;

(vii) any contract granting any rights of first refusal or rights of first negotiation to any Person with respect to the sale of any assets used or held for use in the Business;

(viii) any contract in respect of any interest rate, currency and commodity hedge, swap, collar, cap or similar instrument;

(ix) the acquisition or disposition by Seller, directly or indirectly, of the Business, or other assets or properties, or the equity interests of any other party which relate to the Business, in each case outside of the ordinary course of business;

(x) Seller’s Intellectual Property, including, without limitation, any contract pertaining to the Seller Intellectual Property or Licensed Intellectual Property;

(xi) the lease or sublease by Seller of the Leased Real Property;

(xii) a Material Supplier;

(xiii) a Material Customer;

(xiv) any contract with a subcontractor, pursuant to which such subcontractor provides products or services to Seller’s customers or clients;

(xv) any contract with any Governmental Authority or any third party where the end user is a Governmental Authority;

(xvi) any investment advisory agreements and any other agreement pursuant to which Seller is obligated to possess or maintain any permit, license, registration or other status with any Governmental Authority;

(xvii) any independent contractor who has provided, or is anticipated to provide, services to the Business in excess of $20,000 per year;

(xviii) any distribution contract, including where Seller serves as a distributor or where Seller has contracted with a distributor;

(xix) the employment, hire, retention, termination, severance (or similar arrangement) of any employee of Seller (including former employees), other than standard non-binding offer letters;

(xx) any contract for the future purchase of materials, supplies, services, merchandise and other goods, other than in the ordinary course of business;

(xxi) non-competition, non-solicitation or exclusive dealing obligations on Seller or otherwise limits Seller or its current or former equity holders from conducting the Business anywhere in the world;

(xxii) (A) containing “most favored nations” or similar provisions; (B) obligating Seller to purchase or otherwise obtain any product or service exclusively from, or sell any product or service exclusively to, a single party or group of related parties; or (C) granting any type of exclusive rights to any Person;

(xxiii) a joint venture or partnership or involving the sharing of profits, losses, costs or liability by Seller with any other Person;

(xxiv) indemnification of any Person (other than in the ordinary course of business) or the assumption of any Tax, environmental or other liability of any Person;

(xxv) any contract that contains earn-out, deferred or contingent purchase price or similar contingent payment obligations;

(xxvi) contain outstanding obligations relating to the settlement of any action, litigation, claim, investigation, arbitration or other legal proceeding;

(xxvii) any contract with respect to an Affiliate Transaction;

(xxviii) any other contract (or related attachment or document) material to the Business or the Purchased Assets; and

(xxix) any amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing, or any contract under which Seller has agreed to enter into any of the foregoing.

(b) Seller has delivered to Buyer (i) a true, correct and complete copy of each Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto and (ii) written descriptions of the material terms of each oral contract, including copies of invoices or other written evidence of the payment amount and terms of such oral contracts. Each Material Contract is a valid and binding obligation of Seller and is in full force and effect. Seller is not in default under the terms of any Material Contract, and, to the knowledge of Seller, (x) no other party thereto is in default under the terms of any Material Contract, and (y) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. The Material Contracts constitute all of the currently effective material contracts (including amendments, modifications, extensions, renewals, attachments, exhibits, or schedules thereto) of the foregoing types to which Seller is a party or by which any of the Purchased Assets are bound or subject. No party to a Material Contract has given written, or, to the knowledge of Seller, oral, notice to Seller of any material dispute with respect to, or any intention to terminate or materially change the terms of, any Material Contract. Except as set forth in Schedule 3.02 hereto, upon the consummation of the transactions contemplated by this Agreement, each Material Contract shall continue in full force and effect without penalty or other adverse consequence. Seller has not released any of its rights under any Material Contract. No party to a Material Contract has repudiated any of the terms thereof or, to Seller’s knowledge, threatened to terminate, cancel or not renew any Material Contract. Seller has and will transfer to Buyer at the Closing, good and valid title to the Material Contracts, free and clear of all Encumbrances. There are no warranty claims pending or, to Seller’s knowledge, threatened against Seller, there have been no warranty claims made against the Company in the past three (3) years, and there are no outstanding obligations or liabilities with respect to any work performed by or on behalf of Seller, in each case other than in accordance with Seller’s standard terms and conditions, which standard terms and conditions have been made available to Buyer. All work performed or sold by or on behalf of Seller prior to date hereof comply with all contractual requirements and applicable Legal Requirements. Except for conditions or warranties implied or imposed by applicable Legal Requirements, any Purchased Contracts, any Assigned SOWs or otherwise contained in the applicable standard terms and conditions of sale for such products and services, Seller has not extended to any of its customers or clients any written, non-uniform warranties, indemnifications or guarantees.

Section 3.10 Customers. As it relates to the Purchased Assets, Schedule 3.10 sets forth a true, correct and complete list, by gross sales paid for the fifty-two (52) week period ended on December 31, 2023, and the five (5) month period May 31, 2023, the ten (10) largest customers of Seller (the “Material Customers”). Since December 31, 2023: (i) there has been no material adverse change in the business relationship between Seller and any Material Customer and, to Seller’s knowledge, there are no facts or circumstances that would cause Seller to believe that a material change will occur and (ii) no Material Customer has advised, informed, or indicated to Seller, either orally or in writing, that it intends to terminate, cancel or otherwise seek to modify materially the terms of any client agreement or its business relationship with Seller. All products and services provided by Seller to the Material Customers have in all respects been performed in conformity with all applicable contractual commitments and applicable Legal Requirements. There are no outstanding claims, disputes or controversies with any Material Customers.

Section 3.11 Suppliers. As it relates to the Purchased Assets, Schedule 3.11 sets forth a true, correct and complete list of those suppliers of products or services to whom Seller paid more than Fifty Thousand Dollars ($50,000) during the fifty-two (52) week period ended on December 31, 2023 and the five (5) month period May 31, 2024 (the “Material Suppliers”). Since December 31, 2023: (i) there has been no material adverse change in the business relationship between Seller and any Material Supplier and, to Seller’s knowledge, there are no facts or circumstances that would cause Seller to believe that a material change will occur and (ii) no Material Supplier has advised, informed, or indicated to Seller, either orally or in writing, that it intends to terminate, cancel or otherwise seek to modify materially the terms of its business relationship with Seller. There are no outstanding claims, disputes or controversies with any Material Suppliers.

Section 3.12 Seller Employees.

(a) As it relates to the Purchased Assets, Schedule 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of Seller’s current employees and contractors (the “Seller Employees”), setting forth accurate and complete information as of the date hereof regarding each Seller Employee’s name, location, title or position, compensation, date of hire, visa status (if applicable), overtime classification, accrued vacation and other paid time off, and all bonus and similar payments made during Seller’s current and preceding fiscal year. All Seller Employees are employed “at will” and their employment is terminable by Seller without notice and without penalty or damages. Seller is not, and has not been in the past, party to or bound by any collective bargaining agreement or contract with any labor union or collective bargaining unit representing its employees and there is no request for representation pending. There are no strikes, lockouts, slowdowns or work stoppages pending or, to Seller’s knowledge, threatened with respect to the Seller Employees. There have been no union organization efforts with respect to the Seller Employees or attempts by any union to represent Seller Employees as a collective bargaining agent.

(b) During the past three (3) years, Seller has complied with applicable Legal Requirements relating to employment matters, including those related to wages and hours, classification of employees and independent contractors, payroll taxes, unemployment taxes, medical leave, all other paid and unpaid leave, discrimination, harassment, retaliation, whistleblowing, plant closures and layoffs, wrongful termination, immigration and naturalization, collective bargaining, and the payment and withholding of taxes. Seller is in compliance with, and, in the past three (3) years, has complied with all Legal Requirements relating to immigration and naturalization, including Form I-9 requirements, any applicable mandatory E-Verify obligations, and the terms of any H2B visa labor certifications. As of the date hereof, all compensation, including wages, commissions, overtime, bonuses, accrued paid leave, fringe benefits, pension benefits, profit-sharing benefits and severance payments, payable to all employees, officers, directors, and independent contractors of Seller for services performed on or prior to the Closing Date have been paid in full in accordance with the applicable Legal Requirements. Seller is not liable for any payment to any trust or other fund to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistently with past practice). There is no pending claim or Action against Seller under any workers’ compensation plan or policy or for long-term disability. Except as disclosed in Schedule 3.12(a) of the Disclosure Schedule, all deferred compensation arrangements, severance agreements, retirement agreements or other employee agreements or commitments applicable to Seller Employee have been terminated by Seller prior to the Closing Date. Seller, including any of its officers, has not received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Seller and no such investigation is in process. During the past three (3) years, Seller has not effectuated: (i) a “plant closing” (as defined in the WARN Act or any similar Legal Requirement) or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Legal Requirement).

(c) Schedule 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all other profit-sharing, bonus, incentive, stock option, stock purchase, restricted stock, change in control, pension, retirement, port-retirement, deferred compensation, post-retirement medical or life insurance, welfare, vacation, sick leave, short- or long-term disability, retention, severance and salary continuation, and fringe benefit plans, programs and arrangements, in each case, established, maintained, sponsored or contributed to by Seller for the benefit of any Seller Employees (the “Benefit Plans”). Seller has made available to Buyer the following documents with respect to each Benefit Plan, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies, (ii) a written summary of the terms of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description, (iv) the most recent determination or opinion letter, and (v) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto). Each Benefit Plan has been maintained and operated in accordance with its terms and is in compliance in all respects with applicable Legal Requirements. All contributions, reserves or premium payments (including all employer contributions and employee salary reduction contributions) that are due as of the date hereof have been made or paid with respect to each Benefit Plan, or, if not yet due, have been properly accrued. Seller does not maintain any Benefit Plan that is required to be treated as a nonqualified deferred compensation plan under Section 409A of the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, or with respect to a prototype plan, Seller can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the Benefit Plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and there are no facts or circumstances that would reasonably be expected to result in the loss of the qualification of such Benefit Plan. Neither Seller, nor any ERISA Affiliate sponsors, maintains or contributes to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or any “multiemployer plan” within the meaning of Section 3(37) of ERISA. As of the date hereof, there are no Actions pending or, to Seller’s knowledge, threatened, with respect to any Benefit Plan (other than routine claims for benefits in the ordinary course of business). No Benefit Plan is under an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority.

(d) Except as set forth in Schedule 3.12(d) of the Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase any benefits otherwise payable by Seller, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Seller to any Person. Neither Seller nor any of its Affiliates is party to any plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to any “disqualified individual” within the meaning of Section 280G of the Code and the regulations promulgated thereunder as a result of the transactions contemplated by this Agreement.

Section 3.13 Accounts Receivable and Payable. As it relates to the Purchased Assets, Schedule 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete accounts and notes receivable aging schedule as of the Closing Date. Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, all accounts and notes receivable reflected on the Financial Statements and accounts and notes receivable arising after the date of the Interim Statements: (i) have arisen from bona fide transactions entered into by Seller involving the rendering of services or sale of products in the ordinary course of business consistent with past practice as to which full performance has been rendered by Seller; (ii) constitute only valid, undisputed claims of Seller not subject to claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice disclosed on Schedule 3.13(a) of the Disclosure Schedule; and (iii) unless collected by Seller on or prior to the Closing or subject to a reserve for bad debts shown on the Financial Statements or, with respect to accounts or notes receivable arising after the date of the Interim Statements, on the accounting records of Seller, are collectible in full within ninety (90) days after billing.  The reserve for bad debts shown on the Financial Statements or, with respect to accounts and notes receivable arising after the date of the Interim Statements, on the accounting records of Seller has been determined in accordance with GAAP, consistently applied. Seller has good and valid title to all accounts and notes receivable of the Business free and clear of any Encumbrances. There are no disputes with respect to any of the accounts and notes receivable reflected on the Financial Statements that have not been reserved for on the Financial Statements. As it relates to the Assumed Liabilities, Schedule 3.13(b) of the Disclosure Schedules sets forth a true, correct and complete accounts and notes payable aging schedule as of the Closing Date.

Section 3.14 Compliance With Legal Requirements.

(a) Seller is currently in, and during the past three (3) years has been in, compliance, with applicable international, federal, state and local laws and regulations (both domestic and foreign), judgments, orders, decrees, ordinances, or rules (“Legal Requirements”) applicable to the ownership and use of the Purchased Assets or the operation of the Business. Seller has not received any (a) notice of a violation of any Legal Requirement or (b) notice or other communication (whether oral or written) from any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS) (each, a “Governmental Authority”) or other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement. To Seller’s knowledge, there is no proposed Legal Requirements that would be applicable to Seller or the Business and that would have a material adverse change on the Business. Seller obtained a PPP loan on May 30, 2020, which was paid in full by the SBA on July 21, 2021, and as a result all obligations and liabilities of Seller with respect to such loan were fully forgiven by the SBA and the lender. Seller has not made any false or misleading statements in any documents relating to any PPP loan or other loan under any COVID Relief Acts and have complied with the terms and requirements established by any applicable Governmental Authority with respect to any such loan and all of the proceeds of such loan have been used solely for authorized uses prior to the Closing and repayment of any such loan has been forgiven by such Governmental Authorities.

(b) No investigation or review is pending or, to Seller’s knowledge, threatened by any Governmental Authority with respect to any alleged violation of any Legal Requirement. Seller is not, nor, to the knowledge of Seller’s, its officers, directors or other employees or other Person acting on their behalf, have (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et. seq.) or the Stark Act (42 U.S.C. § 1395nn), (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, (c) paid, or offered, promised or authorized payment of, money or any other thing of value to any Governmental Authority, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of applicable Legal Requirements for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that Seller might secure an advantage, obtain or retain business or direct business to any Person or (d) accepted or received any contributions, payments, gifts or expenditures that were unlawful.

(c) Seller has made available to Buyer true, correct, and complete copies of the governing plan documents and related agreements, forms and contracts for each retirement plan intended to be qualified under Section 401(a) of the Code with respect to which Seller provides services (each a “Customer Plan” or collectively, the “Customer Plans”) and other related agreements or materials provided to or made available to customers. The form of the Customer Plans and the conduct of Seller with respect to the services provided to the Customer Plans has been and are in compliance with applicable Legal Requirements, including ERISA and the Code, and Seller has not incurred and is not reasonably expected to incur any liability under any Legal Requirements, including ERISA or the Code, relating to the Customer Plans. Seller does not have liability with respect to any transaction involving a Customer Plan in violation of Section 406 of ERISA or any “prohibited transaction” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) of the Code or on which an excise tax could be payable under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA. To the extent applicable, Seller has obtained a favorable opinion letter from the IRS on changes to the Code and Treasury regulations with respect to each Customer Plan for which Seller serves as a prototype sponsor, and no event has occurred that would be reasonably likely to negatively impact reliance on such opinion letter. Seller has not received notice of or been advised of any investigations by any Governmental Authority with respect to any Customer Plan and there are no other claims, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller with respect to any Customer Plan.

Section 3.15 Permits. Seller holds all necessary Permits required by a Governmental Authority in connection with the ownership and use of the Purchased Assets and the operation of Seller’s business, consistent with applicable Legal Requirements. Schedule 3.15 of the Disclosure Schedule sets forth an accurate and complete list of each Permit held by Seller. All of the Permits are valid and in full force and effect and Seller is in compliance with all of the terms and requirements of such Permits and there is no pending or, to Seller’s knowledge, threatened termination, expiration, suspension, withdrawal or revocation of any of such Permits. Except as set forth on Schedule 3.15, the Permits are transferable to Buyer. Seller has not received any written notice from any Governmental Authority alleging any violation of any Permit or that any Permit is subject to any investigation, revocation, withdrawal, suspension, cancellation, termination or modification. None of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

Section 3.16 Legal Proceedings. Except as set forth on Schedule 3.16, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Seller has not been a party to any Action during the past three (3) years. Seller and the Purchased Assets have not been subject and are not subject to any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

Section 3.17 Environmental Matters.

(a) Seller is, and has been during the past three (3) years, in compliance in all respects with all Legal Requirements relating to pollution, protection of the environment, natural resources or wildlife, public health and safety, and worker and occupational health and safety related to exposure to Hazardous Materials, including, without limitation, laws related to product stewardship (collectively, “Environmental Laws”). Seller has not received any written notice, order or other communication from any Governmental Authority or other person claiming that Seller is, or may be, in violation of any Environmental Law or liable for personal injury or property damage or for any other costs or expenses related to a violation of any Environmental Law or any release, treatment, storage or disposal of, or exposure to, any Hazardous Material.

(b) Seller has not used, treated, stored, recycled, manufactured, disposed of, arranged for or permitted the disposal of, transported, distributed, handled, or released any Hazardous Material. Any violation of Environmental Laws with respect to Hazardous Materials, or any other such violations, have been corrected, or remediated in accordance with the Legal Requirements applicable to Hazardous Materials.

(c) There are no past or present conditions, events, circumstances or facts that could reasonably be expected to form the basis of any Action against or involving Seller based on or related to any Environmental Law or that pose an unreasonable risk to the environment or the health or safety of persons on or at any property currently or, to the knowledge of Seller, formerly owned or leased by Seller.

(d) Seller has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to any of the Leased Real Property or formerly owned, leased or operated property or any facilities or operations thereon; (ii) received notice under the citizen suit provisions of any Environmental Laws; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental condition; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Laws.

(e) Seller has not assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other person or entity relating to or arising from any Environmental Laws.

(f) None of the Leased Real Property will require a material capital expenditure or annual operating expense increase during the three (3) years following the Closing Date to achieve compliance with any Environmental Laws.

Section 3.18 Information Privacy and Data Security.

(a) Seller’s practices concerning collection, use, analysis, retention, storage, protection, security, transfer, disclosure and disposal of all data or information constituting the personal information of any natural person, including employees, that has been collected or otherwise obtained, including all such information subject to any applicable Legal Requirements respecting the privacy of financial, credit, or other information (“Privacy Laws”), comply with, and do not violate, any (i) of the terms of any Material Contract, (ii) applicable Privacy Laws or other Legal Requirements or (iii) written policy or privacy statement of Seller (with respect to sub-clause (iii), to the extent existing). All information systems used by Seller in the conduct of the Business are sufficient for the conduct of the Business as currently conducted and as presently proposed to be conducted. Seller uses reasonable means, taking into account the nature of personal information collected and processed by Seller, to protect the security and integrity of all information systems used by the Business.

(b) Seller (i) is not now and has not been in the last three (3) years under investigation by any Governmental Authority for an actual or alleged violation of any applicable Privacy Law, (ii) has not received any written notices from any Governmental Authority relating to any such actual or alleged violations of any applicable Privacy Law, (iii) has not received any complaints, notices or other written communications from any person or entity alleging a violation of any applicable Privacy Law and (iv) has not acted in a manner that would trigger an obligation to notify any person or entity under any applicable Privacy Laws.

(c) Seller has established and maintained commercially reasonable privacy policies relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Seller (the “Privacy Policies”). In connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any personally identifiable information from any employees (collectively, “Employee Personal Information”). Seller is and has been, during the three (3) year period immediately preceding the date hereof, in compliance with, and the consummation of the transactions contemplated hereby will not breach or cause a violation of, all applicable Legal Requirements in all relevant jurisdictions, the applicable Privacy Policies, and the requirements of any contract to which Seller is a party or is otherwise bound. The Privacy Policies are in compliance with all applicable Legal Requirements, including with respect to administrative, technical, and physical safeguards, to protect the confidentiality, integrity, and security of Employee Personal Information against unauthorized access, use, modification, disclosure, or other misuse. Seller has not, in the past three (3) years, experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any Employee Personal Information in Seller’s possession, custody, or control or otherwise held or processed on their behalf that had or reasonably could have had an adverse effect on Seller or its computer systems. During the three (3) year period immediately preceding the date hereof, no Actions have been filed or, to Seller’s knowledge, threatened against Seller alleging a violation of any Person’s privacy or Employee Personal Information or data rights or any of the Privacy Policies. Immediately following the Closing, Buyer will have the right to use the Employee Personal Information in its possession, custody or control on identical terms and conditions as Seller enjoyed immediately prior to the Closing.

(d) Seller is and has been in compliance with the Payment Card Industry Data Security Standards and the related applicable card brand rules and requirements in any contracts between Seller and its payment processor and/or acquiring bank. To the extent required by applicable Legal Requirements, Seller has undertaken all commercially reasonable scans and assessments of its cardholder data environment and remediated any identified vulnerabilities.

Section 3.19 Affiliate Transactions. Except as set forth on Schedule 3.19, none of Seller nor any of its Affiliates, nor any current or former director, officer or employee of Seller: (a) has or during the last three (3) fiscal years has had any direct or indirect interest (i) in, or is or during the last three (3) fiscal years was, a director, officer or employee of, any person or entity that is a client, customer, supplier, lessor, lessee, debtor, creditor, creditor or competitor of Seller or (ii) in any material property, asset or right that is owned or used by Seller in the conduct of the business or (b) is, or during the last three (3) fiscal years has been, a party to any agreement of transaction with Seller (in each case, an “Affiliate Transaction”), and Seller has not made any commitments to enter into any Affiliate Transaction. Except as set forth in Schedule 3.19, there is no outstanding Indebtedness to Seller of any current or former director, officer, shareholder, employee or consultant of Seller or any of their affiliates. Each Affiliate Transaction is on commercially reasonable terms negotiated on an arms-length basis.

Section 3.20 Solvency. Seller is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors thereof. As of the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller will be Solvent. For purposes of this Section 3.20, “Solvent” means that:

(a) the fair value of the assets of such party will exceed its consolidated debt and liabilities, contingent or otherwise;

(b) the present fair saleable value of the property of such party will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities contingent or otherwise, as such debts and other liabilities become absolute and mature;

(c) such party is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d) such party is not engaged in, and is not about to engage in, any business or transaction contemplated as of the date hereof for which it has unreasonably small capital.

Section 3.21 Real Property.

(a) Seller does not own and has never owned any real property.

(b) Schedule 3.21(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied by Seller (collectively, the “Leased Real Property”). Seller has a valid and subsisting leasehold estate in the Leased Real Property. A true and complete copy of each such lease, license, or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property has been delivered to Buyer, and no changes have been made to any such agreement since the date of delivery. All of the Leased Real Property is used or occupied by Seller pursuant to a real property lease. With respect to each real property lease: (i) all rents, deposits and additional rents due pursuant to such real property lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such real property lease that has not been redeposited in full, and (ii) Seller has not received any notice that it is in default under any real property lease or that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such real property lease or the rents or use fees due thereunder. Except as set forth on Schedule 3.21(b), no affiliate of Seller is the owner or lessor of any Leased Real Property. The Leased Real Property is (1) in good condition and repair (subject to normal wear and tear) and (2) sufficient for the operation of the business of Seller as it is currently conducted and as presently proposed to be conducted. Seller has not subleased, licensed or otherwise granted any person or entity the right to use or occupy any of the Leased Real Property.

(c) Except as set forth on Schedule 3.21(c), the condition, use and operation of any of the Leased Real Property in the conduct of Seller’s business do not violate in any respect any Legal Requirement, covenant, condition, restriction, easement, license, permit or agreement.

(d) There is not now pending nor, to the knowledge of Seller, contemplated any reassessment of any parcel included in the Leased Real Property that could result in a change in the rent, additional rent or other sums and charges payable by Seller under any agreements relating to the Leased Real Property. There are no public improvements in progress or, to the knowledge of Seller, proposed that will result in special assessments against or otherwise adversely affect any of the Leased Real Property.

(e) There is no pending condemnation, expropriation, eminent domain or similar Action affecting all or any portion of any of the Leased Real Property. Seller has not received any notice of any such Action, and to knowledge of Seller, no such Action is threatened or contemplated.

(f) There has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of Seller currently conducted in any of the Leased Real Property. Seller has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer, and water or restrictions on septic service.

Section 3.22 Government Contracts.

(a) Each Government Contract was legally awarded and, to the Seller’s knowledge, no Government Contract is the subject of bid or award protest proceedings. No action threatened in writing or, to Seller’s knowledge, ongoing audit exists which would reasonably be expected to give rise to a material claim for price adjustment of any Government Contract under the Truth in Negotiations Act or equivalent legislation under applicable Legal Requirements or under any other price reduction provision, agreement or commitment, including, without limitation, a “Price Reductions” clause or “most favored nation” clause.

(b) Seller is not, and has not been in the previous three (3) years, in violation of any statutory, regulatory or contractual requirement pertaining to any Government Contract, including, without limitation, as amended or updated, the Anti-Kickback Act, Armed Services Procurement Act, Buy American Act, Trade Agreements Act, False Claims Act, False Statements Act, Federal Procurement and Administrative Services Act, Federal Acquisition Regulation (the “FAR”), FAR cost principles, Cost Accounting Standards, Procurement Integrity Act, Program Fraud Civil Remedies Act, Small Business Act, Truth in Negotiations Act, the requirements set forth in the National Industrial Security Program Operating Manual, DOD 5220.22 M (January 1995) and any anti-corruption Laws. Seller has complied in all respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of each Government Contract, whether incorporated expressly, by reference or by operation of Legal Requirements. Seller (and to the Seller’s knowledge, as applicable, no director, officer, employee, consultant or affiliate thereof) has not undergone and is not undergoing any material review, inspection, investigation (administrative, civil or criminal), survey or examination of records relating to any Government Contract, including any Government Contract with respect to which provision of professional services has been completed, and to Seller’s knowledge no fact, occurrence, practice or circumstance exists that could reasonably be expected to rise to such a proceeding.

(c) All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of Seller in connection with any (i) registration, renewal, and/or activation with a Governmental Authority or (ii) Government Contract and (iii) quotations, bids and proposals for Government Contracts, were current, accurate and complete in all respects as of the date of their submission and the Closing Date. Seller has complied in all respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and each of its quotations, bids and proposals for Government Contracts. Seller has retained all Government Contracts documentation as required by the FAR.

(d) There are neither any outstanding material claims nor disputes against Seller relating to any Government Contract, and to the Seller’s knowledge, there are no facts or allegations with respect to Seller that could reasonably be expected to give rise to such a claim or dispute in the future. No Governmental Authority nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to Seller under a Government Contract. No Governmental Authority nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any material costs claimed by Seller under any Government Contract, and, to Seller’s knowledge, there is no fact or occurrence with respect to Seller that could be a reasonable basis for disallowing any such costs.

(e) No Governmental Authority nor, as applicable, any prime contractor or higher-tier subcontractor under a Government Contract nor any other person or entity has notified Seller, either in writing or, to Seller’s knowledge otherwise, of any actual or alleged violation or breach of any statute, regulation or contract term. Seller has not received any show cause, cure, deficiency, default, termination (either for default or convenience) or similar written notices relating to any Government Contract and, to Seller’s knowledge, there exist no facts or allegations that would reasonably be expected to give rise to such a notice in the future.

(f) Neither Seller nor, to Seller’s knowledge, any director, officer, employee, consultant or affiliate thereof has been within the last three (3) years or is now suspended, debarred, or proposed for suspension or debarment from government contracting, and to Seller’s knowledge, no facts exist with respect specifically to Seller or any director, officer, employee, consultant or affiliate thereof that would reasonably be expected to give rise to such suspension or debarment. No determination of non-responsibility has, to the Seller’s knowledge, been issued against Seller.

(g) Seller has not during the last three (3) years (A) received any subpoena from an Inspector General, grand jury, or similar investigative agency nor a civil investigative demand relating to any Government Contract or (B) been advised in writing, or to Seller’s knowledge otherwise, that it is or was the target or subject of any investigation by any Governmental Authority relating to any Government Contract.

(h) Seller has not during the last three (3) years made a disclosure to any Governmental Authority concerning a potential violation of law by Seller in connection with any of its Government Contracts nor does it have knowledge of a basis for which such a disclosure should have been made or should now be made, specifically including, but not limited to, any disclosures that should have been or should now be made in accordance with FAR ¶ 52.203-13(b)(3)(i).

(i) Except as set forth in Schedule 3.22(i), Seller has not during the last three (3) years made any disclosure to any Governmental Authority of any alleged irregularity, misstatement, omission, or overpayment in connection with any Government Contract nor does it have knowledge of a basis for which such a disclosure with respect specifically to Seller should have been or should now be made.

(j) During the last three (3) years, Seller has not been awarded a past performance rating lower than satisfactory or the equivalent.

(k) Seller has not during the last three (3) years engaged in any work that, to its knowledge creates in any Government Contract any known unmitigated “Organizational Conflict of Interest” (as defined in FAR Subpart 9.5).

(l) All Cost or Pricing Data (as defined in FAR Section 15.401) and other information submitted by Seller or Seller’s subcontractors in support of Government Contracts, or modifications thereto, was to its knowledge, as of the date of price agreement or payment submission, current, accurate and complete.

Section 3.23 Brokers. Except as set forth in Schedule 3.23, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.24 Product Warranty. Except as set forth on Schedule 3.24: (a) there are no product warranty claims currently pending or, to Seller’s knowledge, threatened in writing against Seller; (b) there have been no such product warranty claims made against Seller in the past three (3) years; and (c) there are no outstanding obligations or liabilities with respect to the replacement or repair of any products manufactured, distributed or sold by or on behalf of Seller, in each case other than in accordance with Seller’s standard terms and conditions, which standard terms and conditions have been made available to Buyer, or the Purchased Contracts or the Assigned SOWs. There have been no product recalls by Seller in the past three (3) years. All products manufactured, distributed or sold by or on behalf of Seller prior to date hereof comply in all material respects with all contractual requirements and applicable Legal Requirements, including ISO to the extent required by its Purchased Contracts, the Assigned SOWs or applicable Legal Requirements. Except for conditions or warranties implied or imposed by applicable Legal Requirements, any Purchased Contracts, any Assigned SOWs or otherwise contained in the applicable standard terms and conditions of sale for such products and services, Seller has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

Section 3.25 Insurance. Schedule 3.25 of the Disclosure Schedule sets forth a correct and complete list of all of the insurance policies or binders for which Seller is a policyholder (“Insurance Policies”). Seller has made available to Buyer correct and complete copies of all Insurance Policies. All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. No default exists with respect to the obligations of Seller under any such Insurance Policies. During the last three (3) years, Seller has not received any written notice of cancellation, change in premium, alteration of coverage or denial of renewal in respect of any of the Insurance Policies. The Insurance Policies are of the type and are in amounts commercially reasonable in connection with the Business as currently conducted and are sufficient for compliance with applicable Legal Requirements and with any Material Contracts. All premiums due on the Insurance Policies have been paid when due and payable. There are no Actions related to the Business pending under any of the Insurance Policies in respect of which there is an outstanding reservation of rights. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Seller. During the last three (3) years, no claim by Seller under any Insurance Policy has been questioned, denied or disputed (other than routine requests for quotes), nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Seller is not in default under any material provision of any Insurance Policy.

Section 3.26 Product Liability. There are no existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, processed, sold, distributed or delivered by or on behalf of Seller during the three (3) years prior to the date hereof. Seller has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, distributed, or delivered by or on behalf of Seller. There is no basis for any present or future Action against Seller giving rise to any liability, arising out of any injury to any person, entity or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by Seller.

Section 3.27 COVID-19 Precautions. Seller has taken all commercially reasonable efforts to comply with applicable Legal Requirements, guidelines, recommendations and precautions of any applicable Governmental Authority with respect to COVID-19. No customer, client, distributor or supplier has advised, informed or indicated to Seller, in writing or orally, that it intends, to terminate, cancel or otherwise seek to modify materially the terms of its business relationship with Seller as a result of COVID-19.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 RWI Policy. Buyer has obtained third-party insurance in respect of inaccuracies or breaches of the representations and warranties made by Seller in this Agreement and certain other matters as set forth therein (the “RWI Policy”), which RWI Policy is bound as of the Closing Date. A true and complete copy of the RWI is attached hereto as Exhibit C.

ARTICLE V
COVENANTS

Section 5.01 Public Announcements. Unless otherwise required by applicable Legal Requirements, no party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed).

Section 5.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided, however, that Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors (including state departments of revenue or similar governing bodies) which are asserted against Buyer or the Purchased Assets which arose by reason of Seller’s noncompliance with such Legal Requirements and (ii) to take promptly all action reasonably necessary to remove any Encumbrance which are placed on the Purchased Assets by reason of Seller’s noncompliance with such Legal Requirements.

Section 5.03 Tax Matters. After the Closing, Seller on the one hand, and Buyer on the other, shall, each at its own expense, cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return, refund claim, Tax Controversy or other Tax matter with respect to the Business or the Purchased Assets, and such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information, excluding records and information that are protected by recognized professional privilege, which are reasonably relevant to any Tax Returns, claims for refund, Tax Controversy or other action with respect to the Business or the Purchased Assets, and shall include making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.04 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) (“Transfer Taxes”), applicable to, imposed upon or arising out of Buyer’s purchase of the Business or the Purchased Assets will be borne entirely by Seller and Seller shall file all Tax Returns with respect to Transfer Taxes. For the avoidance of any doubt, Buyer will not be liable for any federal, state or local income Taxes arising out of or in connection with the transactions contemplated by this Agreement.

Section 5.05 Employees. On or prior to the Closing Date, Buyer shall offer employment to those Seller Employees who satisfy Buyer’s pre-employment and background check procedures, as listed on Schedule 5.05 (the “Acquired Employees”), and those who accept employment with Buyer will become “at-will” employees of Buyer effective as of the Closing Date.

Section 5.06 Post-Closing Operation of the Business. Seller agrees that as of the Closing Date and at any time thereafter, except as otherwise expressly provided herein or as permitted by express prior written consent of Buyer:

(a) it shall not use, directly or indirectly, any of the Seller Intellectual Property, in each case, in connection with any business that competes, directly or indirectly, with Buyer; and

(b) Seller shall cease conducting its business.

This provision is not intended to limit in any way the use of the name listed above by Seller in connection with managing the internal, non-operational, non-market-facing affairs of Seller in the process of winding down such entity or maintaining its legal existence as required by the terms hereof. For a period of three (3) years from the Closing Date, Seller shall remain in compliance with applicable Legal Requirements in the State of Delaware in order to remain in good standing in such jurisdiction, after which time Seller may be dissolved.

Section 5.07 Restrictive Covenants.

(a) In order for Buyer to protect and preserve the value of the Purchased Assets, and as a material inducement to Buyer to enter into this Agreement, Seller agrees that for a period of five (5) years following the Closing Date (the “Restricted Period”), they will not, and will not permit any of their respective affiliates to:

(i) directly or indirectly, solicit or encourage any employee or independent contractor of Seller or Buyer, or any of their respective affiliates, to resign or otherwise leave the employment or engagement of Buyer or any of its affiliates; provided, however, that this Section 5.07(a)(i) shall not prohibit Seller from (A) soliciting, recruiting or hiring, or attempting to solicit, recruit, or hire, any individual who responds to general advertisements and job listings disseminated to the public at large or who responds to a solicitation from a public search firm acting without any direct or indirect involvement by or information provided by Seller; or (B) hiring any individual that was an employee of Buyer after such individual has not been employed by Buyer or any Affiliate thereof for a period of nine (9) months;

(ii) directly or indirectly, hire or engage any employee or independent contractor of Seller or Buyer, or any of their respective affiliates, to perform services other than for the benefit of Buyer or any of its affiliates; provided, however, that this Section 5.07(a)(ii) shall not prohibit Seller from (A) soliciting, recruiting or hiring, or attempting to solicit, recruit, or hire, any individual who responds to general advertisements and job listings disseminated to the public at large or who responds to a solicitation from a public search firm acting without any direct or indirect involvement by or information provided by Seller; or (B) hiring any individual that was an employee of Buyer after such individual has not been employed by Buyer or any Affiliate thereof for a period of nine (9) months;

(iii) directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Seller or Buyer, or any of their respective affiliates, or potential clients or customers of Seller or Buyer, or any of their respective affiliates, for purposes of diverting their business or services from Buyer or any of its affiliates; and

(iv) directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any Competitive Business (as defined below) anywhere in North America; provided, however, that nothing herein shall prohibit Seller from being a passive owner of not more than 1% of the outstanding capital stock of any class of any entity which is publicly traded so long as Seller does not actively participate in the management or operations of such entity.  “Competitive Business” shall mean the Business and any business engaged directly or indirectly in the delivery of any of the products or services that are offered or delivered by Seller or Buyer, or any of their respective affiliates; provided, however, that Competitive Business shall exclude installation services performed incidental to products or services related to Seller’s retained cybersecurity-related services .

(b) During the Restricted Period, Seller shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for their benefit or the benefit of a third party, any Confidential Information. For purposes hereof, “Confidential Information” means all information belonging to, used by, relating to or which is in the possession of Seller, Seller’s business, or Buyer, including but not limited to any information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, product designs, equipment, programs, strategies and information, analyses, profit margins, Intellectual Property or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of Seller.

(c) During the Restricted Period, Seller shall not, directly or indirectly, make or solicit, or encourage others to make or solicit, disparaging or malicious comments to any person concerning Buyer or any of its officers, directors, employees, or affiliates, the products or services provided or proposed to be provided by Buyer or any of its affiliates, or the business affairs, operation, management or financial condition of Buyer or any of its affiliates; provided that such prohibition will not be deemed a prohibition against truthful testimony in any legal or administrative proceeding.

(d) Seller acknowledges and agrees that in the event of a breach by it of any of the provisions of this Section 5.07, monetary damages will not constitute a sufficient remedy.  Consequently, in the event of any such breach, Buyer may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 5.07, in each case without the requirement of posting a bond or proving actual damages.

(e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.07 is invalid or unenforceable, the parties agree that it is their intention that such invalid, illegal or unenforceable term or provision shall be reformed and construed so that it be valid, legal and enforceable to the maximum extent possible in such jurisdiction, and that such court will reduce the scope, duration or area of the term or provision, add or delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 5.08 Receivables. Following the Closing, Seller shall provide reasonable assistance to Buyer in the collection of accounts receivable that are included in the Purchased Assets, as may be requested by Buyer. Additionally, following the Closing, Buyer shall employ commercially reasonable efforts in the collection of accounts receivable that are included in the Purchased Assets. Upon the Closing, (i) Seller shall promptly remove (and cause third parties to remove) from all customer facing documents, including without limitation, any invoices and any instructions for payments to be made to any third party. From and after the Closing, if Seller receives or collects any funds relating to any accounts receivable which constitutes a Purchased Asset or any other Purchased Asset, Seller shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any accounts receivable which constitutes an Excluded Asset, Buyer shall remit such funds to Seller within five (5) Business Days after its receipt thereof.

Section 5.09 Further Assurances.

(a) From and after the date hereof, each of the parties shall use commercially reasonable efforts to (i) cause the fulfillment at the earliest practicable date of all of the conditions to consummate the transactions contemplated by this Agreement and (ii) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b) Following the Closing, each of the parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to comply with applicable Legal Requirements or to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Transaction Documents. In the event that Seller discovers following the Closing that any assets or properties used in or held for use in the Business that should have been included in the Purchased Assets was owned by any Person other than Seller, Seller shall promptly notify Buyer and upon Buyer’s request, shall take, and shall cause their Affiliates to take, necessary steps, and coordinate with Buyer, to cause such assets to be transferred to Buyer pursuant to this Agreement for no additional consideration. Following the Closing, Seller acknowledges and agrees that all opportunities in connection with the Business presented to it or its Affiliates shall be opportunities of Buyer and its Affiliates and Seller shall not divert any such opportunities to any other Person, including without limitation, any or its Affiliates.

(c) From and after the Closing Date, subject to the limitations set forth in Article VI, Seller shall take all actions necessary to cause the full, complete, and timely compliance with and performance of all agreements, covenants, and obligations of Seller under this Agreement, including Seller’s obligation to satisfy payment obligations arising in connection with Section 1.06 and Article VI when and to the extent that any of the same shall become due and payable or performance of or compliance with any of the same shall be required.

(d) For a period of not less than three (3) years following the Closing Date, Seller shall be responsible for maintaining an insurance policy that is substantially equivalent to, and in any event not less favorable in the aggregate than, Seller’s existing Cyber Policy, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Cyber Policy, or any replacement policy meeting the requirements of this Section 5.09(d), shall not be amended or waived in any manner that could reasonably be expected to result in a material and adverse impact on Buyer or its Affiliates without the prior written consent of Buyer.

Section 5.10 Purchased Contracts Requiring Consent. To the extent that any of the Purchased Contracts or Assigned SOWs that this Agreement contemplates are to be assigned to Buyer are not assignable without the consent of a third party (for purposes of this Section 5.10, “Special Agreements”), neither this Agreement nor any agreement, document or instrument delivered pursuant to this Agreement shall constitute an assignment or an attempted assignment of such Special Agreements if such consent is not obtained. From and after the date hereof, Seller will cooperate with Buyer and exercise commercially reasonable efforts to obtain such consents and assign such Special Agreements to Buyer. While any such consent is pending, and if such consent is ultimately not obtained, Seller agrees to cooperate with Buyer (at Buyer’s expense) in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Legal Requirement) the economic rights and benefits under the Purchased Assets with respect to which the consent has not been obtained and (ii) Buyer shall assume any related economic burden with respect to such Purchased Assets. Following the Closing, until such consent is obtained, (x) Buyer shall comply with the terms of any Special Agreement, (y) Seller will cooperate with Buyer’s commercially reasonable requests to enforce Seller’s rights arising under such Special Agreement, at the cost and for the benefit of Buyer, against any third party to such Special Agreement arising out of the breach or cancellation of such Special Agreement by such third-party or any other person or entity and (z) any amount received by Seller in respect of any such Special Agreement for the period commencing on the Closing Date shall be held by the Seller in a constructive trust for the benefit of, and promptly paid over to, Buyer.

Section 5.11 Seller Release. Seller agrees that, effective as of the Closing Date, Seller shall be deemed to have released and discharged Buyer and each of its Affiliates, officers, managers, equity holders, partners, employees, agents, accountants, attorneys, and representatives, and the heirs, predecessors, successors and assigns of all of the foregoing (the “Releasees” and each, a “Releasee”) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, which Seller or any of its Affiliates now has, has ever had or may hereafter have against the Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event, occurring contemporaneously with or prior to the Closing (including, without limitation, any claims with respect to ownership of Seller, the Closing Payment or any distribution thereof by Seller), provided, however, that such release shall not (i) operate to release such Person from any obligations under this Agreement or the Ancillary Transaction Documents or (ii) apply to any rights to indemnification under the organizational documents of Seller. Seller expressly waives any provisions under any Legal Requirements designed to protect a party from waiving claims which it does not know exist or may exist (unless such provisions are not able to be waived under Legal Requirements). Seller further agrees that it shall not, nor permit any Affiliate thereof to: (A) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (B) participate, assist, or cooperate in any such proceeding or (C) encourage, assist and/or solicit any third party to institute any such proceeding.

Section 5.12 RWI Policy. Buyer shall not amend, repeal, modify, supplement, subrogate or otherwise change, terminate or waive any provision of the RWI Policy in a manner adverse to Seller without the prior written consent of Seller. The cost of the premiums together with all taxes and application, underwriting or similar fees or expenses in connection with securing the RWI Policy (the “RWI Policy Expenses”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

ARTICLE VI
INDEMNIFICATION

Section 6.01 Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and thereafter as follows:

(a) the representations and warranties contained in ARTICLE III and ARTICLE IV shall survive for a period thirty-six (36) months after Closing; provided, however, (that the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller; Enforceability), Section 3.02 (No Conflict; Consents), Section 3.03 (Purchased Assets), Section 3.07 (Financial Statements), Section 3.10 (Customers), Section 3.23 (Brokers), Section 4.01 (Organization and Authority of Buyer; Enforceability) and Section 4.04 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing through and including the date that is seventy-two (72) months following the Closing Date; provided, further, that, those representations and warranties related to Tax or contained in Section 3.08 (Taxes) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations with respect to claims that may arise as a result of the breach of such representations and warranties;

(b) all other covenants and agreements contained in this Agreement related to Taxes (including those set forth in ARTICLE V) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations; and

(c) all covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing indefinitely or for the respective period explicitly specified in this Agreement relating to such covenants and agreements, if any, and remain in full force and effect in accordance with their terms.

The parties further acknowledge that the time periods set forth in this Section 6.01 for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Any claim that has been asserted in accordance with Section 6.04 and that is pending on the date of the expiration of the applicable survival period set forth in this Section 6.01 may continue to be asserted and shall be indemnified against until fully and finally resolved.

Section 6.02 Indemnification of Buyer. Following the Closing, Seller shall indemnify, defend and hold Buyer and its managers, members, officers, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Buyer Indemnitees”) harmless from and against any and all Losses arising out of, resulting from or relating to:

(a) any breach or non-fulfillment of any covenant or agreement made by Seller under this Agreement or in any of the Ancillary Transaction Documents;

(b) any inaccuracy in, misrepresentation of, or breach of the representations and warranties of Seller contained in ARTICLE III or in any of the Ancillary Transaction Documents;

(c) any Excluded Asset, Excluded Liability, or any other liability of Seller (other than the Assumed Liabilities) associated with, related to, or arising out of the conduct or operation of the Business or ownership of the Purchased Assets prior to the Closing;

(d) any Excluded Taxes; and

(e) any Action set forth in Schedule 3.16 of the Disclosure Schedule, and any outstanding accounts payable that may come due in connection with such Action.

Section 6.03 Indemnification of the Seller. Following the Closing, Buyer shall indemnify, defend and hold Seller and its directors, shareholders, officers, employees, agents, Affiliates, successors and permitted assigns (“Seller Indemnitees”) harmless from and against any and all Losses arising out of, resulting from or relating to:

(a) any breach or non-fulfillment of any covenant or agreement made by Buyer under this Agreement or in any of the Transaction Documents;

(b) any inaccuracy in, misrepresentation of, or breach of the representations and warranties of Buyer contained in ARTICLE IV or in any of the Transaction Documents; or

(c) the operation of the Business or the ownership of the Purchased Assets on or after the Effective Time; provided, that no action or inaction by Seller Indemnitees prior to the Effective Time contributed to such Losses.

Section 6.04 Procedure.

(a) Any Buyer Indemnitee or Seller Indemnitee seeking indemnification hereunder (an “Indemnified Party”) shall give a written notice (a “Notice of Claim”) specifying the facts constituting the basis for its claim, the applicable provision(s) of this Agreement upon which the Indemnified Party relies for its demand and a good faith estimate of the amount of the claim, to the person(s) or entity(ies) from whom indemnification is sought hereunder (an “Indemnifying Party”). If the claim is not a Third Party Claim, the Indemnifying Party shall have ten (10) calendar days after delivery of the Notice of Claim to notify the Indemnified Party in writing of the nature and basis of its objection, if any, to the asserted claim for indemnification. If no such objection is received by the Indemnified Party within ten (10) calendar days after delivery of the Notice of Claim, the claim shall be deemed to be allowed. If an objection is received by the Indemnified Party within ten (10) calendar days after delivery of the Notice of Claim, the Parties shall resolve the dispute in accordance with Section 6.05.

(b) If an Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Party, the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Buyer Indemnitee or Seller Indemnitee, as the case may be, to be indemnified hereunder in respect of claims made or alleged by any such claimant (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is materially prejudiced thereby.

(i) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume and conduct the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided that: (t) such Third Party Claim is not asserted by any of the Material Customers or Material Suppliers; (u) such Third Party Claim is not asserted by any Governmental Authority; (v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party; (w) such Third Party Claim does not involve any potential criminal liability or the potential for a finding or admission of criminal wrongdoing; (x) the Third Party Claim solely seeks (and continues to solely seek) monetary damages which are not reasonably expected to be in excess of the Indemnifying Party’s remaining indemnity obligations hereunder and does not seek an injunction or other equitable relief; (y) no conflict of interest arises that, under applicable principles of legal ethics, in the reasonable judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim; and (z) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given Notice of Claim, that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense; provided, however, that if (A) any of the conditions described in subclauses (t), (u), (v), (w), (x), (y) and (z) above fails to occur or ceases to be satisfied, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend actively and diligently such Third Party Claim in the reasonable judgment of the Indemnified Party, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense (subject to the limitations set forth herein).

(ii) If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Party Claim, or fails to notify the Indemnified Party of such election within ten (10) calendar days after receipt of the Notice of Claim, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter in such manner as it may deem reasonably appropriate, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense (subject to the limitations set forth herein).

(iii) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his, her or its own expense, in the defense of such Third Party Claim (it being understood that, subject to the remaining terms of this Section 6.04(b), the Indemnifying Party shall control such defense); provided, however, that such Indemnified Party shall be entitled to participate in any such defense with one separate counsel at the expense of the Indemnifying Party (provided that the expenses of such counsel shall be limited to the fees of such counsel and reasonable out of pocket expenses incurred by such counsel) if (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying arty. The Buyer and the Seller agree to reasonably cooperate and provide reasonable access to such documents and information as may be reasonably requested by the Indemnifying Party in connection with the defense, negotiation or settlement of any such Third Party Claim.

(iv) The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, does not provide for any relief other than monetary damages which are paid solely by the Indemnifying Party, and does not involve any finding or admission of any violation of law or admission of any wrongdoing by the Indemnified Party or (B) the Indemnified Party has provided prior written consent to the Indemnifying Party to do so. The Indemnified Party shall not have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party or which is otherwise being defended by the Indemnified Party in accordance with the terms of this Section 6.04(b), without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(v) Each of the Parties shall and shall cause their Affiliates (and their respective officers, directors, employees, consultants and agents) to make available to the other Parties all relevant information in his, her or its possession relating to any such Third Party Claim which is being defended by the other Party and shall otherwise reasonably cooperate in the defense thereof.

Section 6.05 Determination of Claims; Payment; Right to Offset.

(a) A claim for indemnification under this ARTICLE VI shall be deemed finally determined upon the occurrence of any of the following: (a) it is deemed allowed under Section 6.04(a); (b) entry of any final judgment or award rendered by a court of competent jurisdiction and the expiration of time in which to appeal therefrom; or (c) the execution by the Indemnifying Party and Indemnified Party of a mutually binding settlement agreement with respect to a claim. The Indemnifying Party shall be required to pay all of the sums so owing in respect of such finally determined claim to the Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party within ten (10) Business Days after such final determination.

(b) Subject to Section 6.06, Buyer’s right to recoup any Losses for which it is entitled to indemnification pursuant to this Article VI may be from Seller, including, without limitation, the right to offset pursuant to this Section 6.05(b), Section 1.05(a)(ii) and Section 1.06(f). Once a Loss has been determined pursuant to Section 6.05(a) but subject to the limitations set forth in Section 6.06, Seller shall satisfy its obligations to Buyer Indemnitees within ten (10) Business Days after such deemed allowance, mutual agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The foregoing shall not limit Buyer’s rights to seek remedies of specific performance, injunction or other equitable relief, pursuant to Section 5.07(d) and Section 7.13.

Section 6.06 Exceptions.

(a) Other than in respect to (i) a breach of Section 6.02(b) that also constitutes a breach of another subsection of Section 6.02 (ii) a breach or inaccuracy with respect to any of the Fundamental Representations, (iii) a breach or inaccuracy with respect to Section 3.08 (Taxes), or any other representation or warranty herein relating to Taxes, (iv) any claim of fraud or (v) to the extent set forth in Section 6.07 (collectively, “Excluded Matters”), no Buyer Indemnitee shall be entitled to indemnification pursuant to Section 6.02(b) until the aggregate amount of all Losses which are indemnifiable pursuant to Section 6.02(b) exceeds Seventy Five Thousand Dollars ($75,000) (the “Basket”), in which event the Seller shall be required to pay or be liable for all such Losses from the first dollar up to the Cap.

(b) Seller’s aggregate liability under this Agreement with respect to claims for indemnification pursuant to Section 6.02(b) (except with respect to fraud, Taxes or Fundamental Representations) shall not exceed an amount equal to the “Cap” (as defined below). For purposes hereof, the “Cap” shall be equal to the Purchase Price.

(c) Other than in respect of fraud, Seller shall not be required to indemnify any Buyer Indemnitee under this ARTICLE VI, including in respect to a breach or inaccuracy with respect to a Fundamental Representation, for any aggregate amount of Losses exceeding the Purchase Price.

(d) Except for fraud, Buyer shall not be liable to any Seller Indemnitee for indemnification under Section 6.03(b) until the aggregate amount of all Losses in respect of indemnification under Section 6.03(b) exceeds the Basket, in which event Buyer shall be liable for all such Losses back to the first dollar up to the Cap.

(e) Except for fraud and intentional misconduct, Buyer shall not be required to indemnify any Seller Indemnitee under this ARTICLE VI, for any aggregate amount of Losses exceeding the Purchase Price.

(f) Buyer and Seller shall take such steps to mitigate any Losses required by Delaware Law with respect to a claim for breach of contract after becoming aware of any event that could reasonably be expected to give rise to any Losses which are indemnifiable or recoverable hereunder or in connection herewith.

(g) In the event any Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 6.02, except with regard to Excluded Matters (other than clause (i) of the definition thereof), Buyer shall first seek and exhaust all reasonably available remedies under the RWI Policy until such time as the policy limit set forth in the RWI Policy has been reached.

Section 6.07 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in Section 6.06(a), Section 6.06(b) and Section 6.06(c) above shall not apply in the event that the Notice of Claim submitted to Seller relates to fraud or the intentional misconduct of Seller; provided, however, that in no event shall the maximum liability of Seller under this ARTICLE VI exceed the Purchase Price in relation to a breach of Section 6.02(b) in which the Notice of Claim submitted to Seller does not relate to fraud or the intentional misconduct of Seller.

Section 6.08 Sole and Exclusive Remedy. As between Buyer, on the one hand, and Seller on the other hand, the remedies provided in this ARTICLE VI shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any and all Losses arising out of, relating to, or resulting from, any breach of any of the representations, warranties, covenants and agreements contained in this Agreement; provided, however, that nothing herein is intended to waive or otherwise limit any claims for Losses arising out of, relating to, or resulting from, (i) fraud, (ii) disputes under Section 1.06 (Adjustments) (which disputes will be resolved in accordance with the dispute mechanism in Section 1.06), or (iii) waive any equitable remedies to which a party may be entitled to pursuant to Section 5.07 (Restrictive Covenants) and Section 7.13 (Specific Performance; Injunctive Relief).

Section 6.09 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by a change in Legal Requirements after the date hereof, a closing agreement with an applicable Tax Authority or a final judgment of a court of competent jurisdiction.

Section 6.10 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.11 Materiality Scrape. (i) For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty and (ii) for the purposes of determining the amount of Losses resulting from any misrepresentation or breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “material adverse effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this ARTICLE VI, the representations and warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them; provided, that this Section 6.11 shall not (a) apply with respect to Section 3.07(d), nor (b) be deemed to turn references to “material contract” to “contract” or “material contracts” to “contracts”; provided, further, that clause (i) of this Section 6.11 shall not apply with respect to a claim for fraud.

Section 6.12 Release of Remaining Escrow Indemnification Amount. Buyer and Seller shall jointly instruct the Escrow Agent to release any portion of the Indemnification Escrow Amount remaining in the Indemnification Escrow Account (to the extent not previously disbursed to any Buyer Indemnified Party pursuant to this ARTICLE VI) to Seller on the Indemnity Escrow Termination Date, except that the Escrow Agent shall retain an amount (up to the total amount of the balance of the Indemnification Escrow Account then held by the Escrow Agent) equal to the amount of any claims asserted by Buyer prior to the Indemnity Escrow Termination Date but not yet resolved (“Unresolved Claims”). The portion of the Indemnification Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent to Seller (to the extent not utilized to pay any Buyer Indemnified Party for any such Unresolved Claims resolved in favor of such Buyer Indemnified Party) upon their resolution in accordance with this ARTICLE VI and the Escrow Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses except as set forth elsewhere in this Agreement.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	HWN, Inc. 30 N. Lincoln St. Batavia, IL 60510 Attn: Mark W. Porter Email: mark.porter@highwirenetworks.com
with a copy, which shall not constitute notice, to:	Pryor Cashman LLP 7 Times Square, 40th Floor New York, New York 10036 Attn: M. Ali Panjwani, Esq. Email: MPanjwani@pryorcashman.com
If to Buyer:	INNO4 LLC c/o Mill Point Capital LLC 1177 Avenue of the Americas 4th Floor New York, NY 10036 Attention: Brandon Sarno Email: bsarno@millpoint.com
with a copy, which shall not constitute notice, to:	Becker Legal Group 99 Madison Avenue, Fifth Floor New York, NY 10016 Attn: David M. Becker Email: dbecker@beckerlg.com

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction and such invalid, illegal or unenforceable term or provision shall be reformed and construed so that it be valid, legal and enforceable to the maximum extent possible in such jurisdiction.

Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware without regard to any choice or conflict of law or choice of forum provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in New Castle County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13 Specific Performance; Injunctive Relief. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything contained herein to the contrary, Seller acknowledges and agrees that a breach of the provisions set forth in Section 5.07 hereof would cause irreparable injury to Buyer and its successors and assigns, and that Buyer and its successors and assigns shall therefore be permitted to seek injunctive relief in the event of any actual or potential breach thereof, without the need to prove actual damages or post a bond.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, portable document format (“PDF”) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.15 Construction. The term “Agreement” means this Agreement together with all Schedules (including the Disclosure Schedule), annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The parties agree that no party or any Affiliate thereof shall make any claim, assert any defense, or otherwise take any position inconsistent with the foregoing in connection with any suit among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires, (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning, (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified, (e) the words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified, (f) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (g) the word “will” shall have the same meaning as the word “shall,” (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (i) the references to “Dollar,” “Dollars” or “$” shall mean the lawful currency of the United States, (j) the term “ordinary course of business” means “ordinary course of business consistent with past practices” and (k) the references to “day” or “days” in the lower case means calendar days. Capitalized terms set forth but not defined in the Schedules (including the Disclosure Schedule) or Exhibits to this Agreement shall have the meanings set forth in this Agreement (including Appendix A hereto).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

HWN, INC.

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	CEO

BUYER

INNO4 LLC

By: IT ServicePoint Operating LLC, its sole manager and member
By: IT ServicePoint Intermediate LLC, its sole manager and member
By: IT ServicePoint Holdings LLC, its sole manager and member
By: IT ServicePoint Investment LLC, its sole manager and member

By:	/s/ Dustin Smith
Name:	Dustin Smith
Title:	Manager

Signature page to Asset Purchase Agreement

APPENDIX A

Definitions

“Accounting Principles” has the meaning set forth in the Section 1.06(a)(i).

“Acquired Employees” has the meaning set forth in the Section 5.05.

“Action” has the meaning set forth in the Section 3.16.

“Affiliate” means, with respect to any Person, (a) any director, officer, manager, managing member, general partner, or trustee of such Person, (b) if such Person is a natural person, a spouse, parent, sibling, or descendant of such Person, and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, and includes such Person’s Subsidiaries.

“Affiliate Transaction” has the meaning set forth in the Section 3.19.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Transaction Documents” means the documents or agreements executed and delivered in connection with this Agreement, including without limitation, the Bill of Sale and General Assignment Agreement, the Lease Assignments, the Transition Services Agreement and the Escrow Agreement.

“Annual Statements” has the meaning set forth in the Section 3.07(a).

“Arbiter” has the meaning set forth in the Section 1.06(d)(ii).

“Assigned SOWs” has the meaning set forth in the Section 1.01(j).

“Assumed Liabilities” has the meaning set forth in the Section 1.03.

“Basket” has the meaning set forth in the Section 6.06(a).

“Benefit Plans” has the meaning set forth in the Section 3.12(c).

“Bill of Sale and General Assignment Agreement” has the meaning set forth in the Section 2.02(a)(ii).

“Books and Records” has the meaning set forth in the Section 1.01(j).

“Business” has the meaning set forth in the Recitals.

“Business Day(s)” means any day other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by applicable Legal Requirements to remain closed.

“Business Names” means those tradenames, trademarks and logos used by the Business as set forth on Schedule 3.05(b)(i) of the Disclosure Schedule.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Certificate” has the meaning set forth in the Section 2.02(b)(ii).

“Buyer Indemnities” has the meaning set forth in the Section 6.02.

“Cap” has the meaning set forth in the Section 6.06(b).

“Cash on Hand” has the meaning set forth in the Section 1.06(a)(iii).

“Closing Cash on Hand” has the meaning set forth in the Section 1.06(a)(iv).

“Closing” has the meaning set forth in the Section 2.01.

“Closing Date” has the meaning set forth in the Section 1.06(a)(v).

“Closing Indebtedness” has the meaning set forth in the Section 1.06(a)(vi).

“Closing Payment” has the meaning set forth in the Section 1.05(a).

“Closing Statement” has the meaning set forth in the Section 1.06(c).

“Closing Transaction Expenses” has the meaning set forth in the Section 1.06(a)(vii).

“Closing Working Capital” has the meaning set forth in the Section 1.06(a)(viii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” has the meaning set forth in the Section 5.07(a)(iv).

“Confidential Information” has the meaning set forth in the Section 5.07(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 23, 2024, by and between Seller and IT ServicePoint Operating LLC.

“Consulting Agreement” has the meaning set forth in the Section 2.02(a)(xi).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID Relief Acts” shall mean (i) the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, (ii) Paycheck Protection Program and Health Care Enhancement Act (Public Law 116-139), (iii) Paycheck Protection Program Flexibility Act of 2020 (Public Law 116-142), (iv) Consolidated Appropriations Act, 2021 (Public Law 116-260), and (v) American Rescue Plan Act of 2021 (Public Law 117-2), and any other legislation relating to COVID-19, and related regulations, policies and rules by the Governmental Bodies implementing such legislative actions.

“Crossover Contracts” has the meaning set forth in the Section 1.02.

“Current Assets” has the meaning set forth in the Section 1.06(a)(ix).

“Current Liabilities” has the meaning set forth in the Section 1.06(a)(x).

“Customer Plans” has the meaning set forth in the Section 3.14(c).

“Cyber Policy” means the Cyberrisk Liability Policy, No. ZPL-16N76755-24-13, issued by Travelers Property Casualty Company of America, effective February 28, 2024.

“Disclosure Schedules” has the meaning set forth in the Section 1.01(a).

“Effective Time” has the meaning set forth in the Section 1.06(a)(xi).

“Employee Personal Information” has the meaning set forth in the Section 3.18(c).

“Encumbrances” has the meaning set forth in the Section 1.01.

“Environmental Laws” has the meaning set forth in the Section 3.17(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that is treated as a single employer or under common control with Seller under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Accounts” has the meaning set forth in the Section 2.03.

“Escrow Agent” has the meaning set forth in the Section 2.03.

“Escrow Agreement” has the meaning set forth in the Section 2.03.

“Escrow Agreement Expenses” has the meaning set forth in the Section 2.03.

“Estimated Closing Cash on Hand” has the meaning set forth in the Section 1.06(b)(i)(C).

“Estimated Closing Statement” has the meaning set forth in the Section 1.06(b)(i).

“Estimated Closing Transaction Expenses” has the meaning set forth in the Section 1.06(b)(i) (A).

“Estimated Closing Indebtedness” has the meaning set forth in the Section 1.06(b)(i)(B).

“Estimated Closing Working Capital” has the meaning set forth in the Section 1.06(b)(i)(D).

“Excluded Assets” has the meaning set forth in the Section 1.02.

“Excluded Liabilities” has the meaning set forth in the Section 1.04.

“Excluded Matters” has the meaning set forth in the Section 6.06(a).

“Excluded Taxes” means any and all Losses for (a) Taxes imposed on or with respect to the Purchased Assets or the Assumed Liabilities or the operation of the Business, for any taxable period or portion thereof ending on or before the Closing Date, (b) Taxes of Seller for any taxable period, (c) Taxes of an affiliated, consolidated, combined, or unitary group of which Seller (or any predecessor) are or were a member prior to the Closing, including pursuant to Treasury regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. Law), (d) Taxes of any Person for which Seller or Purchaser becomes liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any Law, and any successor or transferee liability for Taxes, or Taxes of any other Person, as a result of the purchase of the Purchased Assets or the Business pursuant to this Agreement, (e) any withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are payable as a result of the transactions contemplated by this Agreement, (f) Transfer Taxes and (g) any bulk sales, bulk transfer or similar Law of any jurisdiction that may be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date will (i) in the case of any Taxes that are imposed on an annual or periodic basis (other than gross receipts, sales or use Taxes, employment or payroll Taxes, and Taxes based upon or related to income) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which will be the number of days in the Tax period ending on and including the Closing Date, and the denominator of which will be the number of days in the entire Tax period and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date based on a hypothetical closing of the books of Sellers as of the end of business on the Closing Date.

“FAR” has the meaning set forth in the Section 3.22(b).

“Financial Statements” has the meaning set forth in the Section 3.07(a).

“Financial Position Date” has the meaning set forth in the Section 3.07(d).

“Fixed Assets” has the meaning set forth in the Section 1.01(a).

“Fundamental Representations” has the meaning set forth in the Section 6.01.

“GAAP” has the meaning set forth in the Section 1.06(a)(xii).

“GAAP Deviations” has the meaning set forth in the Section 1.06(a)(xiii).

“Governmental Authority” has the meaning set forth in the Section 3.14(a).

“Government Contract” means (i) any Seller contract in existence at any time prior to the Closing Date with any Governmental Authority for the sale of goods, provision of services or related business conducted by Seller with any Governmental Authority or (ii) any Government Subcontract.

“Government Subcontract” means any Seller contract in existence at any time prior to the Closing Date with any third party for the sale of goods, provision of services or related business conducted by Seller, where the end user is a Governmental Authority.

“Governmental Person” has the meaning set forth in the Section 3.14(b).

“Hazardous Materials” means (i) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq. as amended by the Superfund Amendments and Reauthorization Act of 1986, and as further amended from time to time, and regulations promulgated thereunder, (ii) “PCBs” as defined in 40 C.F.R. §§ 761, et seq., or analogous regulations promulgated under the Toxic Substances Control Act, as amended, (iii) “asbestos” as defined in 29 C.F.R. §§ 1910.1001, et seq., or analogous regulations promulgated under the Occupational Safety and Health Act of 1970, as amended, (iv) oil and petroleum based products, (v) radioactive material or waste, (vi) biological and other medical products and waste material, (vii) “hazardous wastes” as defined in Resource Conservation and Recovery Act, 42 U.S.C. §§ 9601, et seq., as amended and all regulations promulgated thereunder, (viii) hazardous air pollutants as defined in the Clean Air Act, 42 U.S.C., §§ 740-1, et seq., and all regulations promulgated thereunder, (ix) “hazardous substance” as defined in the Clean Water Act, 33 U.S.C. §§ 1251, et seq., as amended and all regulations promulgated thereunder, (x) any substance regulated under the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., as amended and all regulations promulgated thereunder, (xi) any substance regulated under the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136, et seq., as amended and all regulations promulgated thereunder, and (xii) any chemicals, materials, waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant, under any Legal Requirements relating to protection of the environment.; as such Legal Requirements may be amended from time to time, and as such terms may be expanded by additional legislation of a general nature.

“Indebtedness” has the meaning set forth in the Section 1.06(a)(xiv).

“Indemnified Party” has the meaning set forth in the Section 6.04(a).

“Indemnifying Party” has the meaning set forth in the Section 6.04(a).

“Indemnity Escrow Account” has the meaning set forth in the Section 2.03.

“Indemnity Escrow Amount” has the meaning set forth in the Section 2.03.

“Indemnity Escrow Termination Date” means the date that is eighteen (18) months following the Closing Date.

“Insurance Policies” has the meaning set forth in the Section 3.25.

“Intellectual Property” has the meaning set forth in the Section 3.05(a).

“Interim Statements” has the meaning set forth in the Section 3.07(a).

“Inventory” has the meaning set forth in the Section 1.01(c).

“Leased Real Property” has the meaning set forth in the Section 3.21(b).

“Legal Requirements” has the meaning set forth in the Section 3.14(a).

“Licensed Intellectual Property” has the meaning set forth in the Section 3.05(b).

“Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, fines, judgments, settlements, awards, Taxes, interest, penalties, fees, costs, fees and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate when taken together with all other such similar or related events, occurrences, facts, conditions or changes that have occurred prior to the date of determination of the occurrence of such event, occurrence, fact, condition or change, materially adverse to (a) the business or financial condition of Seller, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change arising out of or attributable to: (i) a change in general economic or political conditions; (ii) a change in conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) natural disaster, sabotage, acts of terrorism, war (whether or not declared); (v) any failure by Seller to meet any internal or published projections, forecasts, revenue, or earnings predictions; (vi) any action or inaction in compliance with, or as permitted or required by, this Agreement or any action taken (or omitted to be taken) with the written consent or at the request of Buyer; or (vii) any changes after the date of this Agreement to GAAP or Legal Requirements; provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a materially disproportionate effect on the Business compared to Seller’s competitors in the Business.

“Material Contracts” has the meaning set forth in the Section 3.09(a).

“Material Customers” has the meaning set forth in the Section 3.10.

“Material Suppliers” has the meaning set forth in the Section 3.11.

“Net Adjustment Amount” has the meaning set forth in the Section 1.06(e).

“Neutral Accounting Firm” has the meaning set forth in the Section 1.06(d)(ii).

“Notice of Disagreement” has the meaning set forth in the Section 1.06(d)(i).

“Notification of Claim” has the meaning set forth in the Section 6.04(a).

“Operating Bank Accounts” has the meaning set forth in the Section 1.01(k).

“Performance Escrow Account” has the meaning set forth in the Section 2.03.

“Performance Escrow Amount” has the meaning set forth in the Section 2.03.

“Performance Period” means July 1, 2024 through September 30, 2024, inclusive.

“Performance Revenue” has the meaning set forth in the Section 1.07(a).

“Performance Revenue Target” has the meaning set forth in the Section 1.07(a).

“Performance Statement” has the meaning set forth in the Section 1.07(a).

“Permits” has the meaning set forth in the Section 1.01(f).

“Person” means and includes an individual, a partnership, a joint venture, an association, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Authority, or any other entity.

“PPP” means “the Paycheck Protection Program administered by the U.S. Small Business Administration (“SBA”) or such other Governmental Authority responsible for such program.

“Privacy Laws” has the meaning set forth in the Section 3.18(a).

“Privacy Policies” has the meaning set forth in the Section 3.18(c).

“Purchased Assets” has the meaning set forth in the Section 1.01.

“Purchased Contracts” has the meaning set forth in the Section 1.01(b).

“Purchase Price” has the meaning set forth in the Section 1.06(b)(ii).

“Releasees” has the meaning set forth in the Section 5.12.

“Representatives” means, with respect to a Person, the Person’s directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents.

“Resolution Period” has the meaning set forth in the Section 1.06(d)(ii).

“Restricted Period” has the meaning set forth in the Section 5.07(a).

“Review Period” has the meaning set forth in the Section 1.06(d)(i).

“RWI Policy” has the meaning set forth in the Section 4.05.

“RWI Policy Expenses” has the meaning set forth in the Section 5.12.

“Seller” has the meaning set forth in the Preamble.

“Seller Certificate” has the meaning set forth in the Section 2.02(a)(iv).

“Seller Employees” has the meaning set forth in the Section 3.12(a).

“Seller Indemnities” has the meaning set forth in the Section 6.03.

“Seller Intellectual Property” has the meaning set forth in the Section 3.05(b).

“Solvent” has the meaning set forth in the Section 3.20.

“Special Agreements” has the meaning set forth in the Section 5.10.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person means, with respect to any corporation, limited liability company, partnership, limited partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, limited partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons is allocated a majority of such business entity’s gains or losses or is a managing director or general partner of such business entity (other than a corporation) or controls such a managing director or general partner.

“Tangible Personal Property” has the meaning set forth in the Section 1.01(g).

“Target Closing Working Capital” has the meaning set forth in the Section 1.06(a)(xv).

“Transaction Expenses” has the meaning set forth in the Section 1.06(a)(xvi).

“Tax” or “Taxes” means any and all taxes, including any income, alternative or add-on minimum, gross income, gross receipts, accumulated earnings, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, social security, national insurance, disability, unemployment, worker’s compensation, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat, unclaimed property, estimated or other tax, governmental fee or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, whether or not disputed, and any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person by law, by contract or otherwise.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, or collection of any Tax.

“Tax Controversy” means any Tax audit, Tax dispute or other Action with respect to the Business or Purchased Assets

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case filed with any Tax Authority.

“Third Party Claim” has the meaning set forth in the Section 6.04(b).

“Transfer Taxes” has the meaning set forth in the Section 5.04.

“Tri-Party Assignment” has the meaning set forth in Section 2.02(a)(vi).

“TSA” has the meaning set forth in Section 2.02(a)(x).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital Escrow Account” has the meaning set forth in the Section 2.03.

“WWT” has the meaning set forth in Section 2.02(a)(vi).

SCHEDULES TO THE APA

[See Attached]

EXHIBIT A

Allocation Schedule

The Purchase Price and the liabilities of Seller (plus other relevant items required under the Code) shall be allocated among the assets of Seller in accordance with Section 1060 of the Code and regulations relating thereto. For this purpose, it is agreed that the fair market values of the assets of Seller, to the extent there is sufficient Purchase and liabilities to allocate to each class of assets, are as follows:

Asset	FMV
Class I (Cash)	As reflected on Schedule 1.06(a)(ix)
Class II (CDs and Gov’t Securities)	As reflected on Schedule 1.06(a)(ix)
Class III (Account Receivables)	As reflected on Schedule 1.06(a)(ix)
Class IV (Inventory)	As reflected on Schedule 1.06(a)(ix)
Class V (PP&E and Other Assets)	Book value as reflected on Seller’s balance sheet as of the Closing Date
Class VI (Identifiable Intangibles)	FMV as of the Closing Date
Class VII (Goodwill)	Remainder of the Purchase Price

EXHIBIT B

Escrow Agreement

[See attached]

EXHIBIT C

RWI Policy

[See attached]